SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549



                          FORM 10-SB

      GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL
                        BUSINESS ISSUERS

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                Sunrise U.S.A. Incorporated
            --------------------------------------------
           (Name of Small Business Issuer in its charter)

                          State of Nevada
    -------------------------------------------------------------
    (State or other jurisdiction of incorporation or organization)

                            33-1041835
                 ----------------------------------
                (I.R.S. Employer Identification No.)

                        3928 Bowdoin Street
                       Des Moines, IA 50313
                --------------------------------------
              (Address of Principal Executive Offices)

                           (515) 288-1042
                     -------------------------
                    (Issuer's telephone number)


Securities to be registered pursuant to Section 12(b) of the Act:
NONE

Securities to be registered pursuant to Section 12(g) of the Act:
44,965,724 shares of voting COMMON STOCK, $.01 PAR VALUE


TABLE OF CONTENTS

PART I                                                                 Page

Item 1.  Description of Business . . . . . . .. . . . . . . . . . . . .  3

Item 2.  Management's Discussion and Analysis or Plan of Operation. .. . 6

Item 3.  Description of Property . . . . . . . . . . . .. . . . . . . .  7

Item 4.  Security Ownership of Certain Beneficial Owners
         and Management . . . . . . . . . . . . . . . . . . . . . . . .  8

Item 5.  Directors, Executive Officers, Promoters and Control Persons .  11

Item 6.  Executive Compensation . . . . . . . . . . . . . . . . . . . .  12

Item 7.  Certain Relationships and Related Transactions . . . . . . . .  12

Item 8.  Description of Securities . . . . .  . . . . . . . . . . . . .  12


PART II

Item 1.  Market Price and Dividends on the Registrant's Common
         Equity and Other Shareholder Matters . . . . . . . . . . . . .  14

Item 2.  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . .  14

Item 3.  Changes in and Disagreements with Accountants on
         Accounting and Financial Disclosure . . . . . . .. . . . . . .  14

Item 4.  Recent Sales of Unregistered Securities . . .  . . . . . . . .  15

Item 5.  Indemnification of Directors and Officers . . . . . .. . . . .  15

Item 6.  Financial Statements . . . . . . . . . . . . . . . . . . . . .  17


PART III

Item 1.  Index and Description to Exhibits. . . . . . . . . . . . . . .  25


Signatures . . . . .  . . . . . . .  . . . . . . . . .  . . . . . . . .  26

                                         2
PART 1

ITEM 1: Description of Business

(a)	General Development of Business:

The Company

Sunrise U.S.A Incorporated, (the "Company") was incorporated on July 22, 1999 in the State of Nevada as a wholly owned subsidiary of USA Sunrise Beverages, Inc. (the "Parent"). The Company has authorized 99,000,000 shares of $0.01 par value voting common stock (the "Common Stock") and 1,000,000 shares of $0.01 par value preferred stock (the "Preferred Stock"). On August 14, 2002 the Parent transferred to the Company all of its right, title and interest to certain intellectual assets and beverage formulas together with certain liabilities in exchange for 100% of the Company's issued and outstanding Common Stock. On September 20, 2002 the Parent approved the distribution of all of the issued and outstanding common stock in the Company to Parent's shareholders of record as of that date (the "Spin-off" and the "Recipient Shareholders"). Upon the filing of this Form 10-SB the Company intends to distribute 10,615,724 shares of Common Stock to the Recipient Shareholders and 34,350,000 shares of Common Stock in
satisfaction of certain liabilities assumed from the Parent.   There are no
shares of Preferred Stock issued or outstanding.

The Company is a widely held company with 93 shareholders. Upon completion of this filing the Company intends to distribute 44,965,724 shares of Common Stock. As part of this filing the Company intends to file applications for registration with one or more States and intends to file an application with the Over The Counter Bulletin Board (the "OTCBB") to provide for the trading of the Company's shares of Common Stock where and when permissible.

Business of the Company

The Company is a development stage company with no present business operations. The principal assets of the company include the right to, manufacture and market a South American formulated papaya soft drink known as "Papaya Sunrise" and certain rights to establish a spring water bottling facility.

On March 31, 2003, the Company and Paul Miller Sr. Trust (the "Trust") entered into a letter of intent (the "Letter of Intent") setting forth the basic terms for establishing a bottling facility and for the purchase of spring water in bulk to be located in Spearfish, South Dakota. The Letter of Intent requires the Company, among other things, to attain a working capital position of $250,000 prior to the entering into definitive operating agreements. See Material Contracts, Exhibit 10.1.


(b)	Narrative Description of Business

The Company was incorporated in the State of Nevada. In August 2002, U.S.A Sunrise Beverages, Inc., the parent company transferred to the Company all contracts rights title and interest to all intellectual property and any and all formulas and technology for manufacturing, production and distribution for water and or soft drinks owned by U.S.A Sunrise Beverages, Inc. The Company's beverage products may include, among other things, production and sale of bottled fruit juice and/or spring water products.

                                       3
Papaya Sunrise

Prior to the assignment of the Beverage Assets to the Company, the Parent
engaged in limited test marketing activities of Papaya Sunrise.   In 1991, the
Parent produced blind samples for distributors and bottlers located in the mid-west United States. During the period July 1991 to October 1993, the Parent produced and sold approximately 82,000 cases of Papaya Sunrise. The Parent ceased production due to a shortage of working capital.

The Papaya soft drink is a leading retail beverage in South America, especially in Bolivia. The product is not made from juice of the papaya fruit, but from concentrates using natural flavors. The Parent developed its own private formulas to match these flavors (the "Private Formulas"). The formulas, while based on its ingredients, depend on the order, time and method while mixing for preparation (the "Private Processes"). The ingredients are readily available in the United States from concentrate manufacturers. The Private Formulas and Private Processes are confidential and held secretly by the Company.

Rushmore Spring Water

The Company's Letter of Intent provides for the use of a manufacturing facility for the production of bottled water. Spearfish is located in the Black Hills of South Dakota and the Company's facility next to a spring based water source.

Water is a very scarce commodity. Bottled water has become a successful retail product do to the consumer's desire to avoid the many chemical additives associated with drinking water supplies. Water sources are valuable and hard to find.
Exploitation permits are not routinely granted. The Company's Letter of Intent includes exclusive access to a source of quality spring water.

The trade name of the water and trade name of the source are proprietary. The bottling will occur on premises. Accordingly, the water will be labeled "Bottled at the Source." Pressure from the source will pipe the water. The water has been tested and analyzed by independent laboratories and complies and meets or exceeds the requirements of State and Federal regulations and conform to Chapter 20:01:11 of the South Dakota Administrative Rules and to the requirements of CFR Title 21 of the US Food and Drug Administration that relate to bottled water. The water is considered pristine, and recognition of the source is acknowledged worldwide as a desirable water source. For over 50 years, more than three million people visit the Black Hills and Mount Rushmore area, and, therefore, the general area of the water's source is favorably known to many. The Company's plans anticipate that the bottled product will be produced in three sizes, with the engraving of the "Shrine of Democracy" to reflect and convey visually its American and geographic origin.

The Company's office business address is 3928 Bowdoin St., Des Moines, IA 50313, and its phone number is (515) 288-1042 The Company is currently conducting its business from this location. The Company's registered agent upon whom service of process may be made is Omar Barrientos.

Personnel

The President, Mr. Omar Barrientos, is the sole employee of the Company and is responsible for all Company business activities. Mr. Barrientos was the past president of the Parent and was chiefly responsible for the development of the Papaya Sunrise Private Formula and Private Processes.

                                      4
The President of the Company is the Company's sole key employee. If the Company should lose the services of Mr. Barrientos there are no assurances that the Company would be able to obtain an acceptable replacement on suitable terms and there are no assurances that Company will be able to provide suitable compensation and/or benefits to attract and retain such personnel as are necessary to further the development of its business.

To successfully develop, manufacture and market a bottled water or fruit beverage product the Company will be required to hire additional qualified employees. The Company's ability to attract competent personnel will be dependent on the ability of the Company to provide competitive salaries, benefits, support, and opportunity.

Regulation and Licensing

At this time, there is no government approval that is needed, pending or unapplied for that is required for the Company to begin its intended business operations. However, the Company will be subject to federal, state and local laws and regulations. The Company, or its business partners, may be required, among other things, to maintain sanitary and safe facilities and be subject to inspection by various governmental regulatory bodies including, but not limited to, the Occupational Health and Safety Administration ("OSHA"), the United States Food and Drug Administration ("FDA") and other state and local regulatory agencies.

The Company's products will be required to satisfy standards and regulations of several governmental agencies including the regulations of the Federal Food and Drug Administration (the "FDA"). The FDA has promulgated regulations and standards for chemical and biological purity and the Company's bottling facilities must comply with the FDA's good manufacturing practices. Additionally, labels to be affixed to the Company's products are also subject to the FDA's restrictions on health and nutritional claims. Bottled water must also originate from an "approved source" in accordance with the standards prescribed by the various state health departments, which also regulate water purity, packaging and labeling of beverage products and the manufacturing practices of producers. The Company intends to satisfy all applicable regulations in both the beverage and bottled water industries and expects that it will be permitted to operate and to sell its products in the states in which they will be distributed. There can be no guarantee, however, that the various governmental regulations applicable to the beverage industry will not be changed so as to impose more stringent requirements on the Company's water sources, products or bottling facilities. If the Company's source, products or bottling facilities were to fail to be in compliance with any applicable government regulation, such failure could have a material adverse effect on the business of the Company.

Competition

The Company's products will compete in different segments of a market, all segments of which are highly competitive. The principal competitive factors affecting the market for the Company's products include product quality and taste, packaging, brand recognition, price and distribution capabilities.
There can be no assurance that the Company will be able to compete successfully against current and future competitors based on these and other factors.

                                    5
The Company will be competing with a variety of domestic and international beverage manufacturers, all of which have substantially greater financial, production, distribution and marketing resources and have achieved a high level of brand recognition. In the event the Company becomes successful in its introduction and distribution of its beverage products, it is likely the Company may experience more intense competition in this segment from major beverage companies. The Company will compete with other bottled water and beverage companies not only for consumer acceptance and loyalty, but also for shelf space in retail establishments and for marketing focus by distributors and their customers, all of which distribute and sell other beverage products. Increased competition could result, among other things, in price reductions, reduced margins and restricted market share, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

(c)	Financial Information About Foreign and Domestic Operations and Export
        Sales.

The Company conducts no foreign operations and has no export sales.


(d)	Selected Financial Data

The following is a summary of the Company's financial information and is qualified in its entirety by the audited financial statements appearing as Item 6 hereto.

Statement of Income Data:
			    Three Months Ended	       For the Period Ended
			      March 31, 2003	        December 31, 2002
			       (Unaudited)	            (Audited)

Net sales		        $        0	          $        0
Net Loss			$  344,017	          $  106,457
Net Loss Per Share	        $    0.007	          $    0.010
Shares Outstanding	        44,965,724	          10,615,724


Balance Sheet Data as of:
			       March 31, 2003	        December 31, 2002
			        (Unaudited)	            (Audited)

Working Capital (deficit)	$      283	           $      0
Total Assets	                $      283	           $      0
Long Term Debt	                $        0	           $      0
Total Liabilities	        $        0	           $      0
Shareholders' Equity	        $      283	           $      0


Item 2.	Management's Discussion and Analysis of Financial Condition and
	Results of Operations.

The following is management's discussion of certain significant factors affecting the Company's financial position and operating results during the periods included in the accompanying audited financial statements, and should be read in conjunction with such statements.

In an effort to give investors a well-rounded view of the Company's current financial condition and future opportunities, management's discussion and analysis of the results of operations and financial condition and other sections of this Form 10-SB contain "forward looking statements" about its prospects for the future. Such statements are subject to many risks and uncertainties, which would cause actual results to differ materially from those projected.

                                               6
Revenues

The Company has received no revenues to date.

Liquidity and Capital Resources:

The Company will be required to acquire additional capital resources in order to develop, manufacture and sell its beverage products. The Company may be required to incur debt, issue debt securities or issue additional equity securities in order to acquire the needed capital resources. There is no assurance that available investors or lenders can be found or that the terms of any financing which may be available to the Company would become available or if available will be made available on terms suitable to the Company. See Narrative Description of Business.

Plan of Operation:

The Papaya Sunrise juice product was test marketed in 1991.   Based on the
results of this activity, the Company believes that the most cost effective method for entry into the bottled beverage business is to first undertake to produce, bottle and distribute a locally available quality spring water and to distribute such a product through regional beverage distributors.

The Company's Letter of Intent contemplates that the Company and the Trust will enter into further agreements entitling the Company to undertake the production of bottled water for retail distribution using properties currently owned by the Trust including an existing building and a source of natural spring water. The Company anticipates the cost to begin operations to be approximately $250,000 (the "Initial Capital"), which includes, among other things, the lease and refurbishment of a production facility owned by the Trust (the "Spearfish Facility"), the acquisition and installation of bottling and other equipment, the costs of initial marketing, and the purchase of molds and designs for the Company's proprietary bottle design.

The Company is investigating suitable sources to provide the Initial Capital.
In order to acquire the Initial Capital the Company may decide to issue additional equity or debt securities which may include additional shares of the Company's Common Stock or Preferred Stock and may include the issuance of warrants or options for the future purchase of equity or debt securities. There is no assurance that sources of financing will be available or if available that financing will be made available on reasonable terms and conditions or on terms and conditions acceptable to the Company.

The Company further intends to investigate an acquisition or merger with an existing business. An acquisition or merger could substantially shorten the time needed for the Company to fully develop its beverage business and could provide scarce physical and human resources not otherwise readily available to the Company. The Company intends to investigate any and all available business acquisition or merger opportunities including businesses which may be similar or dissimilar to the Company's intended beverage business. There is no assurance that suitable acquisition or merger candidates will be available to the Company or if available will become available on reasonable terms or on terms satisfactory to the Company.


ITEM 3: Description of Property

The Company's address is 3928 Bowdoin St., Des Moines, Iowa, 50313. The Company has entered into a Letter of Intent to lease a manufacturing facility located at RR 1, Box 205 J, Spearfish, SD 57783 (the "Spearfish Facility"). See Management's Discussion and Analysis of Financial Condition and Results of Operations.

                               7

ITEM 4: Security Ownership of Certain beneficial Owners and Management

(a)	 Security Ownership of Certain Beneficial Owners.

The following tables set forth as of March 31, 2003 the number and percentage of outstanding Shares of the Company's Common Stock beneficially owned by all persons known by the Company to be the owners of more than 5% of the Company's outstanding voting securities:

	Name and Address 	  Amount and Nature
Title	of Beneficial	            of Beneficial	   Percent of
Class	Owner 		              Ownership	             Class

Voting Preferred (1)     	        None	              None
Common (2)
	Hugo Barrientos	             285,000 shares	     0.63%
	9376 Prairie Ave.
	Prairie City, IA 50228

Common (2)
	Omar A. Barrientos	     283,000 shares	     0.63%
	1512 Marston Ave.
	Ames, IA 50010

Common (2)
	Elizabeth Schroeder	     285,000 shares	     0.63%
	6778 Rosefield Dr.
	San Diego, CA 92115

Common (2)
	Elizabeth Schroeder and
	Isabel Barrientos (JT)     6,007,644 shares	    13.36%
	6778 Rosefield Dr.
	San Diego, CA 92115

Common
	Omar Barrientos	          16,016,015 shares	    35.62%
	3928 Bowdoin St.
	Des Moines, IA 50313

Common
	Christopher Giordano	  16,000,000 shares	    35.58%
	232 Overmount Ave # 18
	West Paterson, NJ 07424

Common (3)
	Birchwood Capital. Advisors
	Group, Inc.	            450,000 shares	     1.00%
	264 Union Blvd, First Flr
	Totowa, NJ 07424

Common (4)
	Michael and Elisa Giordano  120,000 shares	     0.13%
	7841 NE 46th St.
	Lauderhill, FL 30068

Common (4)
	Michael Giordano III	     30,000 shares	     0.07%
	232 Overmount Ave # 18
	West Paterson, NJ 07424

Common (4)
	Nicholas E. Giordano	     30,000 shares	     0.07%
	232 Overmount Ave # 18
	West Paterson, NJ 07424

                                         8
__________________
(1) 	No shares of Preferred Stock have been issued

(2) 	Hugo Barrientos, Omar A. Barrientos and Elizabeth Schroeder are the
adult children and Isabel Barrientos is the wife of Omar Barrientos, the Company's President who disclaims any beneficial ownership in the shares of the Company's common stock owned by such persons.

(3) 	Birchwood Capital Advisors Group, Inc. ("BCAG") is wholly-owned by
        Christopher Giordano.

(4) 	Michael and Elisa Giordano are the parents, and Michael Giordano III, and Nicholas E. Giordano are the non-resident minor children, of Christopher Giordano who disclaims any beneficial ownership in the shares of the Company's common stock owned by such persons.

                                      9

(b)	Security Ownership of Management.

The following table sets forth as of the date of this Registration Statement the number and percentage of outstanding voting securities of the Company beneficially owned by Management.

	Name and Address 	       Amount and Nature
Title	of Beneficial	                 of Beneficial	             Percent of
Class	Owner 		                    Ownership	               Class


Voting Preferred (1)	                      None	                 None

Common
	Omar Barrientos	                  16,016,015 shares	         35.62%
	3928 Bowdoin St.
	Des Moines, IA 50313

Common
	Gene Fairchild	                      51,000 shares	          0.11%
	1807 Spade Ct.
	Rapid City, SD 57701

Common (3)
	Chris Giordano	                  16,450,000 shares	         36.58%
	232 Overmount Ave # 18
	West Paterson, NJ 07424

All directors and officers as
a group (3 persons)

Common		                           32,517,015 shares	         72.31%
Preferred		                         None	                  None

_______________

(1)	No shares of Preferred Stock have been issued
(2)	Includes 16,016,015 shares owned directly.
(3)	Includes 16,000,000 shares owned directly and 450,000 shares owned beneficially.
(c)	Changes in Control.

No shares of the Company's common stock are presently delivered as security to third parties. There are no outstanding options or agreements which would affect control of the Company.

                                 10

ITEM 5 Directors, Executive Officers, Promoters and Control Persons

(a)	Identification of Directors.

Directors are elected by the shareholders to hold office for a one year term or until a successor is elected and qualified.

Name		  Age   	Position     	      Served from

Omar Barrientos   62    Chairman, President,	       July, 1999
			    Treasurer
Gene Fairchild	  56    Secretary, Director    	       July, 1999

Chris Giordano	  47	Advisory Board Director        July, 1999

(b)	Identification of Executive Officers.

Executive Officers serve in their capacities at the pleasure of the Board of Directors of the Company.

(c)	Identification of Certain Significant Employees.

None

(d)	Family Relationships.

No directors, officers or employees of the Company are related.

(e)	Business Experience.

Omar Barrientos - Mr. Barrientos is President, Treasurer and Chairman of the Board of Directors of the Company. He was the President, treasurer and a director of U.S.A. Sunrise Beverages Inc., (the Company's former parent company) from August 13, 1990, until September 23, 2002. During the last twelve years, he has researched all aspects of the beverage industry, including concentrate components, production and sales, cost calculations, distribution systems, and bottling requirements. Mr. Barrientos is not currently employed in any capacity or position outside the Company and devotes 100% of his time and effort to the Company's business. Mr. Barrientos received his license as a Real Estate Mortgage Broker under the South Dakota Banking Commission in 1981 and is the owner of Omar Financial Services, Rapid City SD. From 1986 to 1990, Mr. Barrientos served as president of Mexico U.S.A. (a chain of Mexican restaurants) located in Rapid City, SD.

Gene Fairchild - Mr. Fairchild is Secretary and a director of the Company. He was the vice president, secretary and a director of U.S.A. Sunrise Beverages Inc., (the Company's former parent company) from March 1996, until September 23, 2002. Mr. Fairchild has extensive background in marketing, management, news media, and the insurance field. From 1986 to the present, Mr. Fairchild has been the vice president, treasurer and a stockholder of Agents of Insurance, Rapid City SD one of the largest insurance agencies in South Dakota. Mr. Fairchild has been in the insurance field since 1973, starting as a co-owner of McKinney-Weddell Insurance, predecessor of Agents of Insurance.

                                    11
Chris Giordano - Mr. Giordano is an Advisory Board Director and held a similar position with the Company's former parent company. Mr. Giordano is a principal of Birchwood Capital Advisors, Inc., and has previously served as a consultant with William Scott & Company. From 1983 to 1990, Mr. Giordano was in the asset management department of both Paine Webber and Smith Barney. Subsequently, Mr. Giordano owned Manchester Rhone Securities, a stock brokerage firm, until its sale in 1991. Mr. Giordano also served as the director of corporate finance at M.S. Farrell & Company from 1992 through 1993.

(g)	Involvement in Certain Legal Proceedings.

The Company has conducted due diligence and has no record of existing officers or directors that currently have, and does not believe that they been involved in, any legal proceedings material to an evaluation of the ability or integrity of any director or officer.


ITEM 6: Executive Compensation

(a)	Cash Compensation, Bonus, and Deferred Compensation.

The following table sets certain information with respect to annual compensation paid in 2002 and 2003 to the Company's only executive officer.



Name and
Principal			  Other Annual	  All Other
Position	   Year	  Salary     Bonus	 Compensation	Compensation

Omar Barrientos,   2002	  None	     None	     N/A	   N/A
President	   2003   None	     None	     N/A	   N/A

 (b)	Compensation Pursuant to Plans.

Company currently has no plans for compensation, key man insurance, pension, or stock options stock appreciation rights plans.


ITEM 7: Certain Relationships and Related Transactions

(a)	Transactions with Management and Others.

The issuance of the common shares was to Omar Barrientos, Chris Giordano, Charles A. Koenig and John E. Rayl (Incorporators, Developers, Advisor, Attorney and Consultant). Subsequently to stock by dividend of U.S.A Sunrise Beverages, Inc., the parent company of its unissued stock on a 1:1 basis to all of the stockholders of record of U.S.A. Sunrise Beverages as of September 23, 2002.


(b)	Certain Business Relationships.

 See Proposed Operations.

 (c) 	Indebtedness of Management.

There is no indebtedness of officers or directors to the Company.

                                             12
ITEM 8:	Description of Securities

(a)	Capital Stock.

The Company has the authority to issue 99,000,000 One Cent ($0.01) par value common stock shares. Under this Form 10-SB, the Company plans to register 44,965,724 Common Shares that are currently issued and outstanding. A copy of the detailed description of the Shares is attached and is incorporated herein by reference to Exhibit 4.1.

The Company is authorized to issue 1,000,000 One Cent ($0.01) par value preferred stock shares, none issued. See also Description of Securities,
Exhibit 4.1.

(1)	Brief outline of Common Stock and Preferred Stock.

(i)	Dividend rights.

 	(a)	Common Stock.  Subject to any preferential rights of the
                Preferred Shares, the holders of the Common Shares are entitled to receive to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors of the Corporation. There is no obligation to declare dividends of any kind.

(b)	Preferred Stock.  None issued

	(ii)	Voting rights.

	(a)	Common Stock.  Each holder of a share of common stock has one vote for each share of stock held by the person of record on the books of the Corporation on all matters voted upon by the stockholders. The common stockholder does not have cumulative voting rights. At any meeting of the stockholders, the holders of not less than 51% of the outstanding shares entitled to vote, present in person or by proxy shall constitute a quorum for the transaction of business, and a majority vote of such quorum shall prevail except as otherwise required by law, the Certificate of Incorporation or the Bylaws.

	(b)	Preferred  Stock. None issued

	(iii)	Liquidation. Lien creditors, secured creditors, unsecured
                creditors, and preferred stockholders (if any) shall be entitled to receive assets prior to distribution to common stockholders. In the event that such parties have been paid under the terms of their agreements, and assets remain for distribution, such assets will be distributed to the common stockholders of the Company in cash or in kind ratably in proportion to the number of shares of common held by them.

	(iv)	Preemptive Rights.  No stockholder shall have any preemptive right to subscribe to additional issues or shares of stock of any class or series or to any stock rights, options, warrants, ventures or other securities of the Company convertible into stock.

	(v)	Liability to further calls or to assessment.  The Common Shares of common stock will be issued on a fully paid and non-accessible basis.

(2) The Company's Certificate of Incorporation or Bylaws presently have no provisions which would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate with respect to any extraordinary corporation transaction involving the Company.

(b)	Debt Securities.

No debt securities are being registered at this time.

                                      13
(c)	Further Information.

For further information regarding the Company's securities, see Exhibit 4.1 attached and incorporated herein by reference to this Registration Statement that provides a detailed description of the securities. See also, the Certificate of Incorporation and the Bylaws attached and incorporated herein by reference as Exhibits 3(i) and 3(ii).

PART II

Item 1.	Market Price and Dividends on the Registrant's Common Equity and Other
Shareholder Matters

(a)	Market Information

The Company is obligated to distribute 44,965,724 shares of Common Stock upon the completion of this Registration Statement to the Recipient Shareholders.
The Company presently has no securities issued and there is presently no market for any of the Company's securities on any exchange or over-the-counter Bulletin Board. As of the date of this Registration Statement, there are (i) no shares of Common Stock subject to outstanding options or warrants to purchase or convertible into shares of Common Stock of the Company; (ii) approximately 44,965,724 shares of Common Stock that have been beneficially owned for at least one year and could be sold pursuant to the volume limitations in Rule 144 under the Securities Act; and (iii) there are no shares of Common Stock which are or have been proposed to be publicly offered by the Company.

(b)	Holders.

The Company is obligated to distribute 44,965,724 shares of Common Stock upon the completion of this Registration Statement to ninety-three (93) holders of
record within the United States.   To the best of the knowledge of the Company
there are no foreign persons entitled to shares and there are no shares of Preferred Stock to be issued.

(c)	Dividends.

To the present, the Company has paid no dividends and has no present intention of paying dividends in the foreseeable future. It is the present policy of the Board of Directors to retain any earnings to provide funds for the growth of the Company. The Board of Directors, in its discretion, may decide to change such policy in the future, but the future payments of cash dividends will depend, among other things, upon the Company's future earnings, capital requirements, financial condition and restrictions on the payment of dividends in future loan agreements, if any.

The rights of holders of the Shares to payments of dividends, if any, are further described below in Item 11 Description of Registrant's Securities To Be Registered.


Item 2.	Legal Proceedings

There are no known legal proceedings against the Company and the Company is not involved in any known legal proceedings.

                                       14

Item 3.	Changes in and Disagreements with Accountants on Accounting and
        Financial Disclosure

None

ITEM 4: Recent Sales of Unregistered Securities

(a)	Equity Placements:

Date	            Name	         Amount	       Terms (1)

March 31, 2003	Omar Barrientos	        $160,000     16,000,000 shares
March 31, 2003	Christopher Giordano    $160,000     16,000,000 shares
March 31, 2003	Charles A. Koenig, Esq.	$ 15,000      1,500,000 shares
March 31, 2003	John E. Rayl	        $  5,000	500,000 shares

 _____________

(1)	Shares of the Company's $0.01 par value voting common stock issued at par value in payment of obligations assumed from Company's Parent company upon the Company's formation.

(b)	Debt Placements:

None


Item 5: Indemnification of Directors and Officers

The Nevada Corporation Code contains provisions for indemnification of the officers and directors of the Company. The Articles of Incorporation of the Company permit the Company to indemnify Company officers and directors and officers and directors of affiliated companies, to the full extent permitted by Nevada law. With certain exceptions, such indemnification may eliminate any personal liability of a director or officer to the Company or its shareholders for monetary damages arising from gross negligence or lack of care in carrying out the director's or officer's fiduciary duties as such. Nevada law generally permits such indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company.

The officers and directors of the Company are accountable to the shareholders of the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs.

A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where the Company has failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company due to a breach of a fiduciary duty by an officer or director of the Company in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from the Company.

                                          15
The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising out of their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud or a knowing violation of the law. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, unenforceable.

The Company may also purchase and maintain insurance on behalf of directors and officers insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person.

                                    16
Item 6.	Financial Statements


                      Sunrise U.S.A., Incorporated
                          BALANCE SHEETS

	                                 March 31, 2003 	December 31, 2002
	                                   (Unaudited) 	            (Audited)
   ASSETS

CURRENT ASSETS
  Cash	                               $           283  	 $             -
	                               ---------------           ---------------
     Total current assets	                   283 	                       -
		                       ---------------           ---------------
     Total assets	               $           283    	 $             -

		                       ===============           ===============
   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable	               $             -    	 $             -
  Notes payable	                                     - 	                       -
  Notes payable - officers	                     - 	                       -
  Accrued interest	                             - 	                       -
		                       ---------------           ---------------
     Total current liabilities	       $             - 	         $             -

     Total liabilities     	                     - 	                       -

   STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value,
   1,000,000 shares authorized,
   no shares issued and outstanding	             -                         -
Common stock, $0.01 par value,
   99,000,000 shares authorized,
   44,965,724 and 10,615,724 shares
   issued and outstanding at
   March 31, 2003 and December 31,
   2002, respectively	                       449,657 	                 106,157
Additional paid-in capital	                 1,100 	                     300
Deficit accumulated during the
   development stage	                       (450,474)	        (106,457)
		                         ---------------           ---------------
	                                            283 	               -
		                         ---------------           ---------------
     Total liabilities and stockholders'
       equity	                        $           283 	 $             -
                                         ===============           ===============


                                         17

                          Sunrise U.S.A., Incorporated
                            STATEMENTS OF OPERATIONS


	                                               Inception  	 Three Months 	 Initial Period
                                        	  (July 22, 1999) to	    ended 	     ended
                                                    March 31, 2003	March 31, 2003	December 31, 2002
                                        	       (Unaudited) 	 (Unaudited) 	 (Audited)

Revenues	                                    $            - 	 $          - 	 $             -

Cost of sales	                                                 - 	            - 	               -
			                              -------------       ------------     -------------
Gross profit (loss)	                                         - 	            - 	               -

Selling, general and administrative expenses               344,317 	      344,017 	             300
			                              -------------       ------------     -------------
Net income (loss) from operations	                  (344,317)	     (344,017)	            (300)

Other expense	                                                 -                 -                   -
Interest expense	                                         -                 -                   -
Loss on disposal of assets	                                 -                 -                   -
Impairment charge intangibles	                          (106,157)                - 	        (106,157)
			                               -------------       ------------     -------------
Net income (loss) before taxes and extraordinary item     (450,474)	     (344,017)	        (106,457)

Income tax benefit	                                         - 	           - 	               -
		                                      -------------       ------------     -------------
Net income (loss) before extraordinary item	          (450,474)	     (344,017)	        (106,457)

Extraordinary item	                                         - 	            - 	               -
Foreclosure gain, net of tax of $                                - 	            - 	               -
			                              -------------       ------------     -------------
Net loss	                                   $      (450,474)	 $   (344,017)	 $      (106,457)
			                              =============       ============     =============

Basic net loss per share before extraordinary item	         - 	            - 	               -
Basic net income per share from extraordinary item	         - 	            - 	               -
Basic net loss per share	                   $          (0.03)	 $       (0.02)	 $         (0.01)
                                                      =============       ============     =============
Weighted average shares outstanding	                 15,982,912 	    22,065,724 	      10,615,724
                                                      =============       ============     =============

                                      18

                          Sunrise U.S.A., Incorporated
                            STATEMENTS OF CASH FLOWS


                   		                               Inception		Three Months		Initial Period
                			                  (July 22, 1999) to		     ended		ended
			                                    March 31, 2003		March 31, 2003		December 31, 2002
			                                     (Unauditied)		 (Unauditied)		(Audited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		                                  $        (450,474)		 $    (344,017)		 $      (106,457)
Adjustments to reconcile net loss to net cash flows
   from operating activities:
	Stock issued for services 	                            343,500                    343,500 		               -
	Impairment charge - intangibles	                            106,157                          - 		         106,157
	Rent provided at no charge 	                                600                        300 		             300
	Changes in items of working capital:
		Accounts receivable	                                  - 	                     - 		               -
		Accrued interest	                                  - 	                     - 		               -
								------------            ---------------           ---------------
		Net cash flows from operating activities	       (217)	                  (217)		               -

CASH FLOWS FROM INVESTING ACTIVITIES	                                  - 		             - 		               -

CASH FLOWS FROM FINANCING ACTIVITIES
	Issuance of promissory notes	                                  - 	                     - 		               -
	Notes payable - officer	                                          - 	                     - 		               -
	Payments on notes payable	                                  - 	                     - 		               -
	Common stock	                                                  - 	                     - 		               -
	Capital contributions            	                        500 	                   500 		               -
								------------            ---------------           ---------------
		Net cash flows from financing activities	        500 	                   500 		               -
								------------            ---------------           ---------------
		Net increase in cash	                                283 	                   283 		             283

CASH, BEGINNING OF PERIOD	                                          - 		            - 		               -
                                                                ------------            ---------------           ---------------
CASH, END OF PERIOD							283	                   283                       283
                                                                ============            ===============           ===============

                                    19


                             Sunrise U.S.A., Incorporated
                         STATEMENTS OF STOCKHOLDERS' EQUITY
     For the period from inception (July 22, 1999) to March 31, 2003 (unaudited)


						                                                        Deficit
	                                 Preferred Stock 	    Common Stock                     Accumulated
                                         ---------------            ------------         Additional     in the 	        Total
	                                 Number of  		 Number of                Paid-in    Development     Stockholders'
	                                 Shares   Amount 	 Shares       Amount      Capital 	 Stage 	        Equity
                                         ------- -------         ------       ------      ----------  -----------     -------------
Issuance of stock for intangible assets
  September 2002, $0.01 per share	      -  $     - 	10,615,724  $ 106,157 	 $        -   $        -      $     106,157

Value of rent provided at no charge	      -        - 	         - 	    - 	        300 	       - 	        300

Net loss	                              -        -                 - 	    - 	          - 	 (106,457)	   (106,457)
				          ------- -------	-----------   --------	  ----------   -----------     -------------
Balance, December 31, 2002	              -        -         10,615,724   106,157 	        300 	 (106,457)	          -

Stock issued for services	              -        -         34,350,000   343,500 	          - 	        - 	     343,500

Value of rent provided at no charge	      -        -                 - 	    - 	        300 	        - 	         300

Capital contribution	                      -        -                 - 	    - 	        500 	        - 	         500

Net loss	                              -        -                 - 	    - 	          - 	  344,017)	    (344,017)
      	                                  ------- -------	-----------   --------	  ----------   -----------     -------------
Balance, March 31, 2003 (unaudited)           -  $     -          44,965,724 $ 449,657 	  $    1,100  $  (450,474)    $          283
				          ======= =======	===========   ========     =========   ===========     =============

                                               20

Sunrise U.S.A. Incorporated
Notes to Financial Statements

1.	Summary of Significant Accounting Policies

Description of Business
Sunrise U.S.A., Incporated (the "Company") was incorporated under the laws of the State of Nevada on July 22, 1999. The Company intends to produce and distribute mineral water and soft drink products. The Company had no activity prior to September 2002, when it was capitalized through the transfer of intangible property, as more fully described in Note 2.

The Company is the owner of rights to develop, manufacture and sell certain consumer beverages products. The Company estimates that the cost to develop, manufacture and test market such products will be substantial. The Company is investigating the opportunity to obtain the capital necessary to finance product development and is in the early stages of this investigation. There can be no assurance that such financing will be available to the Company or made available on terms and conditions favorable or acceptable to the Company.

The Company is also investigating opportunities for the acquisition of operating businesses whether through purchase or mergers. No suitable opportunities have yet been identified and there is no assurance that such opportunities may become available or if they become available on terms and conditions favorable or acceptable to the Company.

Accounting Method
The Company records income and expense on the accrual method

Statements of Cash Flows
For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Loss per Share
Loss per share has been computed using the weighted average number of shares outstanding. Common stock equivalents, consisting of a convertible note held by the Company's president, are considered antidilutive for purposes of loss per share calculations.

Non-cash Equity Transactions
From time to time, the Company issues stock in exchange for services, in satisfaction of obligations previously incurred, or for other non-cash consideration. The shares are generally recorded at the fair market value of the consideration received.

Services rendered at no charge to the Company by its founding shareholders are recorded at their estimated fair value as a charge to income and an increase in paid-in capital for the year in which the services are rendered.

Use of Estimates
The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

                                     21
Notes to Financial Statements Continued

1.	Summary of Significant Accounting Policies (continued)

Impairment or Disposal of Long-Lived Assets

In August 2001, FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business.
The Company has implemented FAS 144 for this fiscal year. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

2.	Voting Control
The Company has more than 93 holders of its shares of common stock. The Company is not required by law to be a public reporting company but intends to voluntarily file a Form 10-KSB with the Securities and Exchange Commissions and may file applications for the registration of its common stock with one or more states. There is no assurance that these filings can be successfully completed or, if successfully completed, that the Company's shares of common stock will be tradable or, if tradable, that a suitable market for such shares will develop.

Fewer that 5 persons own 38,473,659 shares of the Company's $0.01 par value voting common stock representing approximately 85% and, accordingly, such persons may, if voting together, control the affairs of the Company.

3.	Spinoff by U.S.A. Sunrise Beverages, Inc.
In August 2002, U.S.A. Sunrise Beverages, Inc. transferred all of its contracts, rights, title, and interests to all intellectual property, any and all formulas and technology, and its other intangible assets to the Company, in exchange for 10,615,724 shares of its common stock. Through this transaction, the Company became a wholly owned subsidiary of U.S.A. Sunrise Beverages, Inc. On
September 20, 2002, the Company was spun off through the distribution of its shares to existing shareholders of U.S.A. Sunrise Beverages, Inc. As of September 20, 2002, each shareholder of U.S.A. Sunrise Beverages, Inc. received an equal number of shares in the Company. Prior to the spinoff, U.S.A. Sunrise Beverages, Inc. was an inactive corporation which previously engaged in beverage making and distribution.

4.	Going Concern
The Company's financial statements have been prepared assuming the Company will continue as a going concern. As mentioned in Note 2, the Company owns certain intangible assets including marketing agreements, industry distribution channels, etc. However, its status as a development stage company, its lack of working capital, as well as an absence of funding commitments for future operations, has caused management to record an impairment charge equal to the value of its intangible assets acquired for stock. This creates substantial doubt about the Company's ability to continue as a going concern.

                                      22
Notes to Financial Statements Continued

4.	Going Concern (continued)

The Company has had no significant cash flows from operations to date and must obtain additional funding to meet its obligations and to implement its business plan, which is to produce and distribute mineral water and soft drink products. There can be no guarantee that such financing can be obtained and that the Company will have sufficient resources to pursue its business plan.

The Company is presently a non-operating company and the annual cash costs of maintaining the Company and protecting its assets is nominal, such costs are currently being met from a working capital commitment made by the Company's major shareholder who will provide funds as needed in exchange for additional common stock at par value or on such other fair and reasonable terms as the Company and the shareholder may agree.

Until such time as funding can be achieved, the Company will continue to rely upon capital advances from its president, who continues to operate the Company for nominal consideration.

5.	Stockholder's Equity
Rights and Provisions of Outstanding Shares
Each share of the Company's common stock entitles the holder to one vote per share.

Shares Issued
In September 2002, the Company issued 10,615,724 shares of common stock for intangible assets of U.S.A. Sunrise Beverages Inc. valued at par value of $0.01 per share.

Services Rendered at No Charge to the Company
Since inception, the Company has had limited capitalization and, consequently, its founding shareholders, primarily its president, have paid expenses and rendered services on behalf of the Company for no consideration. For purpose of the financial statements, the Company's president is providing office space at no charge to the Company at a value of approximately $100 a month.

6.	Beverage Assets
The Company has a letter of intent to buy 23 million gallons of spring water annually. The Company must maintain initial capitalization of $250,000.

7.	Subsequent Event
During the three months ended March 31, 2003, the Company issued 34,350,000 shares to consultants and others who have provided services at no charge to the Company. The shares were recorded at par value, $0.01 per share, which is the estimated fair value of certain obligations incurred by the Parent for legal, accounting, and consulting services.

                                       23

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors
Sunrise U.S.A., Incorporated


We have audited the accompanying balance sheet of Sunrise U.S.A., Incorporated (a development stage company) as of December 31, 2002 and the related statements of operation, cash flows, and stockholders' equity for the initial period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunrise U.S.A., Incorporated as of December 31, 2002, and the results of its operations, its cash flows, and the changes in its stockholders' equity for the initial period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has deficits in working capital and equity, and must obtain financing to meet its obligations and to commence operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also discussed in Note 4. The financial statements do not include any adjustments which might result from the outcome of this uncertainty.


Denver, Colorado


                                                PROFESSIONAL CORPORATION

                                        24
PART III

Item 1.	Index and Description to Exhibits

Exhibit                                                      Located
Number	       Description                  	             on Page
------     --------------------                              --------
3(i)	Certificate Incorporation	                        27
3(ii) 	Articles of Incorporation-Bylaws 	                28
3(iii)	Amendments to Articles of Incorporation	                35

4.1	Description of Securities                               36
4.1(i)	Sample Common Stock Share Certificate	                37
4.2	Resolution to Incorporate Spin-Off	                39
4.3	Resolution for the Transfer of Intellectual Assets	40
4.4	Resolution Stock Dividend                        	41

Payment Agreements for services

4.5(i)	Payment Agreement Omar Barrientos                 	42
4.5(ii)	Payment Agreement Chris Giordano	                46
4.5(iii)	Payment Agreement John E. Rayl	                50
4.5(iv)	Payment Agreement Charles A. Koenig	                54

Resolutions to Issue Stock

4.6(i)	Resolution to Issue Stock to Omar Barrientos	        58
4.6(ii)	Resolution to issue Stock to Chris Giordano	        59
4.6(iii)	Resolution to issue Stock to John E. Rayl	60
4.6(iv)	Resolution to issue Stock to Charles A. Koenig	        61

Subscription Agreements

4.7(i)	Subscription Agreement Omar Barrientos	                62
4.7(ii)	Subscription Agreement Chris Giordano	                74
4.7(iii)	Subscription Agreement John E. Rayl	        86
4.7(iv)	Subscription Agreement Charles A. Koenig	        98

Opinion of Counsel

5.0	Opinion of Counsel dated August 7, 2003	                110
Material Contracts

10.1	Letter of Intent with Paul Miller Sr. Trust
	Dated March 31, 2003.	                                111


Other Documents

99.0	Certification Pursuant to 18 U.S.C. Section 1350	111

</table>                                  25
                            SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNRISE U.S.A. INCORPORATED
(Registrant)

OFFICERS & DIRECTORS:

/s/ Omar B. Barrientos		Date:    ______________
Omar Barrientos, Director & President


/s/ Gene Fairchild		Date:    ______________
Gene Fairchild, Director & Secretary

                                 26

EXHIBIT 3(i)
CERTIFICATE OF INCORPORATION

SECRETARY OF STATE

THE GREAT SEAL OF THE STATE OF NEVADA

STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that SUNRISE U.S.A. INCORPORATED did on JULY 22, 1999, file in this office the original Article of Incorportation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

                        IN WITNESS WHEREOF, I have herunto set my hand and affixed the Great Seal of State, at my office, in Las Vegas, Nevada, on July 22, 1999.

                         /s/ Dean Heller
                         Secretary of State

                         /s/ Shaynell Dals
                         Cetification Clerk

                           27

Exhibit 3(ii)

ARTICLES OF INCORPORATION AND AMENDMENTS


FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
Jul 22 1999
No C1805099
Signature
DEAN HELLER, SECRETARY OF STATE


                      ARTICLES OF INCORPORATION
                                OF
                     SUNRISE U.S.A. INCORPORATED

We, the undersigned, natural persons of the age of twenty-one years or more, acting as incorporators pursuant to NRS 78 of the State of Nevada, adopt the following Articles of Incorporation for such corporation.

                             I
The name of the corporation is Sunrise U.S.A. Incorporated

                             II.
The period of its duration is perpetual.

                            III.
The purpose or purposes for which the corporation is organized are:
(1)	To act as distributor, representative, licensee, producer, manufacturer, bottler, or agent as such, to establish marketing companies directly or by contract, to establish advertising companies, warehouses, product lines, trucking lines direct or under contract, to establish retail and wholesale operations of international and interstate commerce.

(2)	The corporation hereby formed shall have power to purchase, lease, or otherwise acquire by bequest, devise, gift or other means, and to hold, own, manage, or develop, and to mortgage, hypothecate, deed in trust, sell, convey, exchange, option, sub-divide, or otherwise dispose of real and personal property of every class and description and any estate or interest therein, as may be necessary or convenient for the proper conduct of the affairs of the corporation, without limitation as to amount or value, in any of the states, districts, or territories of the United States, and in any and all foreign countries, subject to the laws of such states, districts, territories, or countries.

                                            28
(3)	To finance, erect, construct, maintain, improve, rebuild, enlarge, alter, manage, and control, directly or through ownership of stock in any corporation, any and all kinds of buildings, houses, stores, offices, shops, warehouses, factories, mills, machinery, and plants, and any and all other structures and erections that may at anytime be necessary, useful, or advantageous for the purposes of the corporation.

(4)	To incur obligations and debts and borrow money, either upon or without security, from any person, firm or corporation, for any purpose or object in or about its business or affairs or purposes, without limitation as to amount, and to cause the payment of money and of debts in any lawful manner, including, but not limited to, the issuance and sale of shares or other disposition of bonds, obligations, negotiable and transferable instruments and evidence of indebtedness of all kinds whether secured by hypothecation of property or otherwise; to mortgage, pledge, make deeds of trust, create lien upon, or otherwise to alienate or hypothecate any or all of the real estate and personal property and things of value of the corporation as security for the payment of debts.

(5)	To organize or cause to be organized under the laws of any state, district, territory, province or government, a corporation or corporations for the purpose of accomplishing any or all of the objects for which this corporation is organized and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated; to subscribe or to cause to be subscribed for and to purchase or otherwise acquire, hold, sell, assign, transfer, mortgage, pledge, exchange, distribute, and otherwise dispose of, the whole or any part of the shares of the capital stock, bonds, coupons, preferred stock, mortgages, deeds of trust, debentures, securities, obligations, evidences of indebtedness, notes, good will, rights, assets, and property of any and every kind, or any part thereof, of any other corporation or corporations, or associations, including but not limited to, banking corporations now or hereafter existing, and whether or not created by the laws of the State of Nevada; to operate, manage, and control such properties, or any of them, either in the name of such corporation or corporations, or in shares of capital stock to exercise all the rights, powers and privileges of ownership of every kind and description, including the right to vote thereon with power to designate some persons for that purpose from time to time to the same extent as natural persons might or could do; to purchase, hold, acquire, sell, exchange, transfer, pledge, hypothecate, or otherwise deal in shares of this corporation's own capital stock, bonds or other obligations from time to time to such an extent and in such manner and upon such terms as its Board of Directors shall determine at the delegation of such power to the Board of Directors by the shareholders.

                                            29
(6)	To issue capital stock of this corporation in payment for real or personal property, services, or any other right, or thing of value, for the uses and purposes of the corporation, and when so issued such stock shall become and be fully paid, and the same as though paid for in cash at par and the Directors shall be the sole judges of the value of any property, services, rights, or things acquired in exchange for capital stock.

(7)	Without limitation or restriction either by or upon the foregoing specified powers and purposes, to own, buy, hold, acquire by conveyance, instruments of transfer, contract, lease, royalty arrangement, license, permit, option, franchise, grant, assignment, gift, devise, bequeath, or otherwise, by any lawful means any real or personal property or thing of value of any character, and to sell, convey, use, operate, trade, rent, pledge, mortgage, transfer, hypothecate, alienate, or dispose of the same, and to build, construct, install, erect and operate buildings, structures, terminals, garages, stations, stores, warehouses, bottling companies, distribution centers, sales routes, improvements, and facilities, equipment and appliances, machinery and installations of any kind, to further the purposes of this corporation and as may be incidental, necessary or convenient in connection with its business, or to carry on any other business which may seem to this corporation capable of being convenient in connection with its business, or to carry on any other business which may seem to this corporation capable of being conveniently carried on in connection with its business or calculated directly or indirectly to enhance the value of, or render possible any of the corporation's property or rights.

(8)	To do each and every thing necessary, suitable, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time be conducive to or expedient for the protection or benefit of this corporation. The purposes specified herein shall be construed both as purposes and powers and shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes or powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of the specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general power of this corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

(9)	And to have any and all powers above set forth as fully as natural persons, whether as principals, agents, trustees, or otherwise.

(10)	And for any other lawful purpose.

                                           30
                                       IV.
The number of shares that the corporation shall have authority to issue, shall be and is:

Preferred Stock: One Million (1,000,000) shares of Preferred stock of One Cent ($0.01) par value each. Said stock, when issued, shall be fully paid and non-assessable.
Common Stock: Eighteen Million (18,000,000) shares of Common Stock of One Cent ($0.01) par value each. Said stock, when issued, shall be fully paid and non-assessable.

                                      V.
The corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received for the issuance of shares.

                                      VI.
The address of the corporation's registered office is 716 Cedar Ln. Spearfish, State of South Dakota, 57783. The mailing address is P.O. Box 938, Spearfish, SD 57783, and the name of the registered agent at such address is Omar Barrientos.
The address and name of the office of the registered resident agent is:
Corporate Services, Group, LLC at: 723 So. Casino Center Blvd., 2nd floor, Las Vegas, NV 89101-6716.
The mailing address for the resident agent is: P.O. Box 7346, Las Vegas, NV 89125-6716

                                     VII.
The number of directors of this corporation shall be established by the By-Laws of the corporation. The number of directors constituting the initial Board of Directors of the corporation is one (1) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successor is elected and shall qualify is:

NAME		          ADDRESS

Omar Barrientos	         716 Cedar Ln.
			 Spearfish, SD 57783

Gene Fairchild		 1807 Spade
			 Rapid City, SD 57701

                                   VIII.

BYLAWS OF Sunrise U.S.A.  Incorporated

1.	The Articles of Incorporation as filed shall constitute the initial
        Bylaws of the company. The articles of incorporation are considered to always be an attachment to the bylaws.

2.	Vote by Stockholders is non-cumulative.

3.	The president and or the Board have the   right to designate places
        and times for Board Meetings and stockholder's meetings.

4.	Annual stockholder's meetings may be called with ten days
        notification.

                                    31
5.	To be valid, special meetings do not need timely notices, but must have quorum of at least majority of Director's for Board meetings and majority of stockholder's votes, including proxies for stockholder's meetings.

6.	The percentage of voting stock to constitute a majority for
        stockholder's meetings shall be 51%.

7.	Records of the company may be inspected by its stockholder's with previous written request and within legal and corporate parameters and with the utmost care to protect the confidentiality of other stockholder's. Records of company may be examined for a specific purpose only, no copies of sensitive information shall be permitted, no copies of Confidential ledgers shall be permitted, no copies of contracts shall be permitted, no copies of stock consideration shall be permitted.

	7.1	Private Ledger inclusions are: Stock consideration, any request by any stockholder's of privacy retention, Stock's Certificates, contracts of the company with individuals or entities where sensitive information is included at the discretion of the officers of the company.

8.	Every stockholder is entitled to review and comment on his (her's)(It's)
        own stock ledger and is entitled to the copies of record.

9.	All of the provision established on articles of incorporation, unless revoked, by resolution shall be part of the By-Laws of the Company.

10.	The Board of Directors have the authority granted to amend, alter, add to, repeal, rescind or change in any other way any and all of the Bylaws of this Corporation as the Board of Directors shall deem fit and proper, and such authority shall not require either any action or consent by of from the shareholders of the Corporation. The shareholders are to retain the right to revoke the above grant of authority to the directors. Such revocation shall be made by a resolution adopted by the holders of a majority of the Corporation's stock entitled to vote by written consent or at a duly convened meeting of shareholders. Unless and until such revocation action is taken by the shareholders, the shareholders shall not exercise their power, under Articles of the Bylaws to amend, alter, add to, repeal, rescind or change in any way the Bylaws of the corporation.

11. 	Resolutions of the Board of Directors shall constitute amendments or additions to the By-Laws of the Company. The incorporation of the Resolutions by reference shall be by attachment to records.

12. Any By-Laws adopted by the company found to be illegal by a competent jurisdictional body of law shall be considered upon such finding as void. Balance of By-Laws shall not be affected by any such finding.

                                           32
IX.

The names and addresses of the incorporators are:

Omar Barrientos
Gene Fairchild
716 Cedar Ln
Spearfish, SD 57783
P.O. Box 938
Spearfish, SD 57783-0938

X

No shareholder shall be liable for the debts of the corporation in any amount greater than the amount remaining unpaid on the capital stock for which he has subscribed.

XI

The corporation insofar as permitted by law, may indemnify any and all of its Directors or officers or both, or former Directors or officers, of any person who may have served at its request as a Director or officer of another corporation in which this corporation owns shares of capital stock or of which it is a creditor, against any liabilities arising and in connection therewith expenses actually and necessarily incurred by them with the defense of any claim, action, suit or proceedings, civil or criminal, which they or any of them are made parties o a party, by reason of being or having been such Director or officer, except in relation to matters as to which any such Director officer shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall be deemed to be exclusive of any other rights to which those indemnified may be entitled, under any by law, agreement, vote of shareholders or otherwise.

IN TESTIMONY WHEREOF, we have set our hands and seals this 16th Day of June, 1999.

Signature				         Signature
-------------                                   --------------
Omar Barrientos					Gene Fairchild

                                     33

STATE OF SOUTH DAKOTA
COUNTY OF PENNINGTON


On this the 16 th day of June, 1999, before me, the undersigned officer, personally appeared Omar Barrientos and Gene Fairchild known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.
/s/ Signature

Notary Public, South Dakota
My Commission Expires (hand written 3/11/2005

(Seal)

Seal of the Secretary of State of the State of Nevada
I hereby certify that this is a true and complete copy of the document as filed in this office.
Jul 22 '99

Dean Heller
Secretary of State.
By (signature________________


                                 34

Exhibit 3(iii)

Certificate of Amendment

Dean Heller
Secretary of State

202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684 5708

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Cetifcate of Amendment to Articles of Incorportation
----------------------------------------------------
For Nevada Profit Corporations
------------------------------
(Pursant to NRS 78.385 and 78.390 - After Issuance of Stock)
  -Remit in Duplicate-

1. Name of corporation:    Sunrise U.S.A. Incorporated
                       --------------------------------
2. The articles have been amended as follows (provide article number, if available):
   Article IV of the Articles of Incorporation shall be amended as follows:
   ------------------------------------------------------------------------
   The number of shares that the corporation shall have the authority to issue,
   ----------------------------------------------------------------------------
   shall be and is: Preferred Stock: One Million (1,000,000) of Preferred Stock
   ----------------------------------------------------------------------------
   of One Cent ($0.01) par value each.  Said Stock, when issued, shall be fully
   ---------------------------------------------------------------------------
   paid and non-assessable.
   ----------------------------------------------------------------------------
   Common Stock: Ninety Nine Million (99,000,000) shares of Common Stock of One
   ----------------------------------------------------------------------------
   Cent ($0.01) par value each.  Said Stock, when issued, shall be fully paid
   ----------------------------------------------------------------------------
   and non-assessable.
   ----------------------------------------------------------------------------
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 9,174,411.*
                                                      -----------
4. Officer Signiture (Required)
  /s/ Omar Barrientos         President           2-19-03
      ---------------         ---------           --------
      Name                      Title             Date

* If any proposed amendment would alter of chage any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holderof shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 78.385 Profit AMENDMENT 1999.01
Revised on: 07/21/01

                                  35


Exhibit 4.1


DESCRIPTION OF SECURITIES

General
The Company's authorized capital stock consists of 99,000,000 shares of voting Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share.

Common Stock

The authorized Common Stock of the Company is 99,000,000 shares, $0.01 par value. As of the date of this filing, 44,965,724 Common Shares are issued and outstanding. The holders of Common Shares (i) have equal rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Shares upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of Shareholders. All of the Common Shares now issued and outstanding are fully paid and non-assessable. Holders of Common Shares of the Company do not have cumulative voting rights.

Preferred Stock

The Company has authorized 1,000,000 Preferred Shares of Class A Preferred Stock, $0.01 par value. As of the date of this filing, no Preferred Shares are issued or outstanding.

Dividend Policy

The present policy of the Company is to utilize earnings to fund its ongoing business. The Company has not declared or paid cash dividends on its Shares and does not anticipate that it will do so in the future.

                                    36


Exhibit 4(i)
Sample of Common Stock Share Certificate

(a)	Certificate Front

Certificate						Number
Number: 						of Shares:
       ----------------                                           -------------

Sunrise U.S.A. Incorporated
Incorporated under the Laws of the state of Nevada

Par Value $0.01
Common Stock						CUSIP No.
                                                                 --------------
THIS CERTIFIES THAT
                   ------------------------------------------------------------

-------------------------------------------------------------------------------

Is the owner of
              -----------------------------------------------------------------
Fully paid and non-assessable sharees of the common stock par value of $0.01 each of Sunrise U.S.A. Incorporated transferable on the books of the Corporation to person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of the duly authorized officers.


----------------------
President				DATED:
                                             ----------------------
----------------------
Secretary				Countersigned and Registered:


					By:
					   -------------------------
                                           Authorized Signature


                                    37
(b) Certificate Back

FOR VALUE RECEIVED THE UNDERSIGNED DOES HEREBY SELL, ASSIGN AND TRANSFER UNTO:

TRANSFEREE:
           -------------------	                  PLEASE INSERT SOCIAL SECURITY
    (Print Name and Address)                         OR TAX IDENTIFICATION
    NUMBER

      ------------------------                    -----------------------------

If said number of securities shall not be all the securities evidenced by the within Certificate the undersigned requests that a new Certificate evidencing the securities not so transferred be issued in the name of and delivered to:

	----------------------                    PLEASE INSERT SOCIAL SECURITY
     (Print Name and Address)				OR TAX IDENTIFICATION
      NUMBER

      ------------------------                    -----------------------------

      ------------------------	                   Dated:
       Signature                                         ----------------

NOTICE:	The above signature must correspond with the name as written upon the face of the within Certificate in every particular, without alteration or enlargement or any change whatsoever, or if signed by any other person, the Form of Assignment thereon must be duly executed and if the certificate representing the securities or any certificate representing securities not being exercised is to be registered in a name other than that in which the within Certificate is registered, the signature of the holder hereof must be guaranteed.

Signature Guaranteed:
                     --------------------------------------------------------
SIGNATURE MUST BE GUARANTEED BY A COMMERCIAL BANK OR MEMBER FIRM OF ONE OF THE FOLLOWING STOCK EXCHANGES: NEW YORK STOCK EXCHANGE, PACIFIC COAST STOCK EXCHANGE, AMERICAN STOCK EXCHANGE, OR MIDWEST STOCK EXCHANGE.

THE FOLLOWING MUST BE EXECUTED BY THE ASSIGNEE OF THIS CERTIRCATE BEFORE TRANSFER MAY BE MADE ON THE BOOKS OF THE COMPANY:


       ------------------------	                   Dated:
       Signature                                         ----------------

                                        38
Exhibit 4.2

RESOLUTION TO INCORPORATE SPIN-OFF


UNANIMOUS WRITTEN CONSENT TO ACTION WITHOUT A MEETING OF THE BOARD OF DIRECTORS
        OF U.S.A. SUNRISE BEVERAGES, INC.
Certification of Resolution to Incorporate Spin-Off in Nevada

	The undersigned, hereby certifies that the Board of Directors (The "Board") of U.S.A. Sunrise Beverages, Inc., a South Dakota Corporation, (the "Corporation"), on the 16th day of June 1999, thereby adopted the following resolution by written consent effectively immediately.

WHEREAS, The Board has been informed by the President of the Corporation of ongoing negotiations with financial advisors to the Company and others of the need to create an independent entity or spin-off of the Corporation able to continue carrying on the business of the Company; and

WHEREAS, the Board believes that is in the best interest of the Corporation by incorporating under the Laws of the State of Nevada.

THEREFORE BE IT RESOLVED, that the Board hereby authorizes, approves and ratifies the incorporation of a wholly owned subsidiary in the state of Nevada, said incorporation to be effected by the acting incorporators being the President and Secretary of the Company.

FURTHER RESOLVED, that the Board approves the initial name of such corporate entity in Nevada to be named as Sunrise U.S.A Incorporated or if such name designation not being available, then in any other name found suitable in the judgment of its President.

FURTHER RESOLVED, that the Board authorizes its President and Secretary to act as the initial Board Members of the new entity in the position as may deemed necessary until further appointment of Officers and Directors.

FURTHER RESOLVED, that the appropriate Officers of the new entity are hereby authorized, empowered and directed, to execute and deliver all such documents, including issuance of new stock, schedules, instruments and certificates, to make such payments or perform all such acts and things, and to execute and deliver all such other documents as may be necessary now or from time to time in order to assist and carry out the purpose of this resolution, that all acts and doing of any such Officers that are consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects, and , furthermore that all and any such acts by the Officers of the new entity shall be absolutely independent, without influence of the Board.


Dated  June 16, 1999.




	__________________________________
	Gene Fairchild,  Secretary



                                    39
RESOLUTION FOR THE TRANSFER OF INTELLECTUAL ASSETS


 UNANIMOUS WRITTEN CONSENT TO ACTION WITHOUT A MEETING OF THE BOARD OF DIRECTORS OF U.S.A. SUNRISE BEVERAGES, INC.
Resolution to Transfer Intellectual Assets, Rights.

	The undersigned, hereby certifies that the Board of Directors (The "Board") of U.S.A. Sunrise Beverages, Inc., a South Dakota Corporation, (the "Corporation"), thereby adopted the following resolution by written consent effectively immediately.

 	The undersigned, constituting all of the members of the Board of Directors ( the "Board") of U.S.A. Sunrise Beverages, Inc., a South Dakota Corporation, (the "Corporation"), this 14th day of August, 2002, hereby adopt the following Resolution by written consent effectively immediately.

	WHEREAS, The Board, had previously adopted a Resolution to incorporate an independent subsidiary in the State of Nevada, which incorporated on July 22, 1999, under the name of Sunrise U.S.A. Incorporated; and

	WHEREAS, the incorporation in Nevada of Sunrise U.S.A. Incorporated has the purpose of continuing the business of U.S.A. Sunrise Beverages, Inc., with the same products and technology as the ones presently owned by the Corporation; and

	WHEREAS, the Board believes it is in the best interest of the Corporation to pursue the corporation business under the newly formed Sunrise U.S.A. Incorporated, by transferring all of the Corporation rights, title and interest to all intellectual property and any and all formulas, and technology including, but not insuring the contractual relations for manufacturing, production and distribution capacity for water and/or soft drinks. This transferring being effected without debt to any of the entities.

	THEREFORE BE IT RESOLVED, that the Board hereby authorizes, approves and transfers for one or more valuable consideration all contracts, rights title and interest to all intellectual property and any and all formulas, and technology including the contractual relations (if any) for manufacturing, production and distribution capacity for water and/or soft drinks presently owned or contracted directly or indirectly by U.S.A. Sunrise Beverages, Inc.

	FURTHER RESOLVED, that the Corporation shall reconcile its statements as to show this transfer as effected without other effect, except to balance and zero out the appropriate accounts, showing the transferred intellectual; property and any and all formulas and technology for water and/or soft drinks presently owned or contracted directly or indirectly by U.S.A. Sunrise Beverages, Inc., no longer as assets of U.S.A. Sunrise Beverages, Inc.

	FURTHER RESOLVED, that the President of the Corporation is hereby authorized, empowered and directed, in the name of the Corporation, to execute and deliver all such documents, schedules, instruments and/or perform all such acts and things, and to execute and deliver all such other documents as may be necessary now or from time to time in order to assist and carry out the purpose of this Resolution, that all of the acts and doings of any such officer that are consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

	Dated August 14, 2002


__________________________
Gene Fairchild, Secretary

                                         40
Exhibit 10.4
RESOLUTION FOR APPROVING STOCK DIVIDEND



UNANIMOUS WRITTEN CONSENT TO ACTION WITHOUT A MEETING OF THE BOARD OF DIRECTORS OF U.S.A. SUNRISE BEVERAGES, INC.
Certification of Resolution Approving  Stock Dividend

	The undersigned, hereby certifies that the Board of Directors (The "Board") of U.S.A. Sunrise Beverages, Inc., a South Dakota Corporation, (the "Corporation"), on the 20th day of September 2002, thereby adopted the following resolution by written consent effectively immediately.

	WHEREAS, it is deemed to be advisable and in the best interest of this Corporation and its shareholders to pursue continuation of business, to declare a stock dividend of shares of Sunrise U.S.A. Incorporated, a Nevada corporation to the shareholders of record of U.S.A. Sunrise Beverages, Inc., as of September 20, 2002. Sunrise U.S.A. Incorporated has been assigned any remaining rights of the Company to the water and soft drink business which it has been pursuing for the past years, the shareholders of record on September 20, 2002 will receive an equal number of shares of the Nevada Company as they had in U.S.A. Sunrise Beverages, Inc., on the date of this dividend of the subsidiary shares.

	THEREFORE BE IT RESOLVED, that the Board hereby authorizes, approves and ratifies the issuance and payment to all and each of the Corporation stockholders of record as of September 20, 2002, in every class of the issued and outstanding stock of the Corporation as to such date, of a dividend on a 1:1 (one to one) basis, meaning that each and every stockholder of each and every class of stock of the Corporation shall receive at no cost, one share per each share owned in the Corporation, into the Nevada corporation, namely into Sunrise U.S.A. Incorporated. This being a declaration of shares and not considered a declaration on a percentage basis. Any existing or future issuance of shares of the Nevada Corporation may cause an immediate dilution to receivers of this dividend declaration.

	FURTHER RESOLVED, that the Board expressly declares such dividend issuance as free and just to all of its stockholders of record, and that this dividend declaration is given by the Corporation to all stockholders of record as above described without the Corporation or the Nevada Company receiving any kind of consideration or payment whatsoever, and that the Board believes this dividend declaration satisfies the requirements of S355 of the Internal Revenue Code to be tax free distribution to both the Corporation and its stockholders.

FURTHER RESOLVED, that the President of the Corporation is hereby authorized, empowered and directed, to execute and deliver all such documents, schedules, instruments and certificates, perform all such acts and things, and to execute and deliver all such other documents as may be necessary from time to time in order to assist and carry out the purpose of this Resolution, that all of the acts and doings of such officer that are consistent with the purpose of this Resolution are hereby authorized, approved , ratified and confirmed in all respects.

Dated September 20, 2002

_____________________________
Gene Fairchild, Secretary

                               41

Exhibit 4.5(i)

Payment Agreement for Omar Barrientos


 AGREEMENT


	THIS AGREEMENT dated as of the 31th day of March, 2003, by and among SUNRISE U.S.A. INCORPORATED, a Nevada corporation with its principal executive offices located at 3928 Bowdoin St. Des Moines, IA 50313 ("Company") and Omar Barrientos, 3928 Bowdoin St. Des Moines, IA 50313, (the "Advisor").



W I T N E S S E T H:

WHEREAS, Company and Advisor have agreed to enter into an agreement (the "Agreement") concerning the payment for services (the "Fees") performed by Advisor to the predecessor company of the Company during the calendar years 1999 and 2000, and.

WHEREAS, Advisor has agreed to accept and the Company has agreed to distribute 16,000,000 fully paid and non-assessable shares of the restricted $0.01 par value common stock of the Company (the "Shares"), in full payment of the Fees.

NOW, THEREFORE, in consideration of the mutual promises of the other and other good and valuable consideration the receipt and sufficiency of which is acknowledged by each of the parties hereto. The parties hereto do hereby agree as follows:

1. Payment and Distribution. Advisor agrees to accept the Shares in full and complete payment for any and all services rendered to Company and or to the predecessor of Company during the years 1999 and 2000. The Company agrees to distribute the Shares to Advisor as soon as practicable after the execution of this Agreement and Subscription Agreement attached hereto as Exhibit I. The Company and Advisor acknowledge and agree that the Shares have a monetary value of no more than $0.01 and are restricted from resale.

2.	Representations and Warranties of Company.  Company represents and warrants to Advisor as follows:

(a)	Organization; Good Standing.  Company is duly organized and validly exists in good standing as a corporation under the laws of the State of Nevada. Company has the legal power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and is duly qualified to do business wherever the nature and location of its business and assets require such qualification.

                                   42
(b)	Capital Stock of Company.  The authorized capital stock of Company consists of One Million (1,000,000) shares of Preferred Stock of $0.01 par value, non issued and Ninety Nine Million (99,000,000) shares of $0.01 par value common stock (the "Company Common Stock"), of which Forty Four Million, Nine Hundred Sixty Five Thousand, (44,965,724) shares representing the Outstanding Shares are issued and outstanding. All of the Company Common Stock has been validly issued and are fully paid and non-assessable.

(c)	Authorization.  Company has full right, power and authority to enter into, execute, deliver and perform this Agreement and all corporate proceedings on the part of Company necessary to authorize this Agreement and consummate the transactions contemplated hereby have been or, as of the Closing Date, will be taken. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its respective terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and the discretion of courts in granting equitable remedies).

(d)	No Violation.  To the knowledge of Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in (or with notice or lapse of time result in) a material breach of the terms of or default under, or violate in any material respect any provision of law applicable to Company, any agreement, commitment, contract, instrument, order, decree, ruling or injunction to which Company is subject or a party or by which it is bound, or the Certificate of Incorporation and Bylaws of Company, or (ii) result in the imposition of any mortgage, security interest, pledge, lien or other encumbrance on the Shares.

(e)	Consents.  Company shall file all notices and obtain all consents from any party necessary to effectuate the transfer of the Shares as contemplated by this Agreement.

(f)	Assets, Business and Financial Statements.  Company has delivered to
Advisor true, correct and complete financial which truly, correctly and completely present Company's financial condition as of the respective dates presented therein (collectively referred to as the "Financial Statements").
All such Financial Statements are correct and complete and have been prepared from the books and records of the company in accordance with generally accepted accounting principles consistently applied with those followed in prior periods.

(g)	Information.  All written material furnished or to be furnished by
Company to Advisor with respect to Company does not and will not contain any statement which is false or misleading with respect to any material fact or omit any statement needed to make such material not to be false or misleading with respect to any material fact.

3.	Investment Representation.  Advisor acknowledges that, upon transfer to him or her, the Shares will not have been "registered" and, therefore, will be "restricted securities", as those terms are used under the Securities Act of 1933, as amended and the rules and regulations promulgated there under (the "Securities Act"). By execution of this Agreement, Advisor agrees, represents and warrants that his or her acquisition of the Shares hereunder is for investment only, for his or her own account (both of record and beneficially) and not with a view to "distribution" as that term is used under the Securities Act. Advisor further acknowledges that Company shall cause the following legend to be placed on the certificates representing the Shares:

                                          43
"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement for such securities under said act or (ii) an opinion of counsel acceptable to counsel to the Company that such registration is not required."

4.	Miscellaneous.

(i) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of such change is sought

(ii) Notices. All notices, directions and other communications hereunder shall be in writing and shall be deemed to have been given when actually received or, with respect to notices, when mailed by certified or registered United States mail, return receipt requested as follows:

	If to Company to:
	Sunrise U.S.A Incorporated
	3928 Bowdoin St.
	Des Moines, IA 50313
	(515) 288-1042

	If to Advisor, to:
	Omar Barrientos
	3928 Bowdoin St.
	Des Moines, IA 50313

Any party may change its address for notices hereunder by giving notice of such change to the other parties in accordance with the provisions of this Section 7(ii)

(iii) 	Headings.  The headings of the sections of this Escrow Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Escrow Agreement.

                                         44
(iv) 	Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio for contracts made and to be performed in such state without giving effect to the principles relating to the conflict of law.

(v) 	Binding Nature.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(vi) 	Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.




IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNRISE U.S.A. INCORPORATED

By:
  -------------------------
			Title


Omar Barrientos

--------------------------
An Individual

                                        45

Exhibit 4.5(ii)
Payment Agreement for Chris Giordano

AGREEMENT


	THIS AGREEMENT dated as of the 31th day of March, 2003, by and among SUNRISE U.S.A. INCORPORATED, a Nevada corporation with its principal executive offices located at 3928 Bowdoin St. Des Moines, IA 50313 ("Company") and Chris Giordano, 232 Overmount Ave. West Paterson, NJ 07424 (the "Advisor").



W I T N E S S E T H:

WHEREAS, Company and Advisor have agreed to enter into an agreement (the "Agreement") concerning the payment for services (the "Fees") performed by Advisor to the predecessor company of the Company during the calendar years 1999 and 2000, and.

WHEREAS, Advisor has agreed to accept and the Company has agreed to distribute 16,000,000 fully paid and non-assessable shares of the restricted $0.01 par value common stock of the Company (the "Shares"), in full payment of the Fees.

NOW, THEREFORE, in consideration of the mutual promises of the other and other good and valuable consideration the receipt and sufficiency of which is acknowledged by each of the parties hereto. The parties hereto do hereby agree as follows:

1. Payment and Distribution. Advisor agrees to accept the Shares in full and complete payment for any and all services rendered to Company and or to the predecessor of Company during the years 1999 and 2000. The Company agrees to distribute the Shares to Advisor as soon as practicable after the execution of this Agreement and Subscription Agreement attached hereto as Exhibit I. The Company and Advisor acknowledge and agree that the Shares have a monetary value of no more than $0.01 and are restricted from resale.

2.	Representations and Warranties of Company.  Company represents and warrants to Advisor as follows:

(a)	Organization; Good Standing.  Company is duly organized and validly exists in good standing as a corporation under the laws of the State of Nevada. Company has the legal power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and is duly qualified to do business wherever the nature and location of its business and assets require such qualification.

                                        46
(b)	Capital Stock of Company.  The authorized capital stock of Company consists of One Million (1,000,000) shares of Preferred Stock of $0.01 par value, non issued and Ninety Nine Million (99,000,000) shares of $0.01 par value common stock (the "Company Common Stock"), of which Forty Four Million, Nine Hundred Sixty Five Thousand, (44,965,724) shares representing the Outstanding Shares are issued and outstanding. All of the Company Common Stock has been validly issued and are fully paid and non-assessable.

(c)	Authorization.  Company has full right, power and authority to enter into, execute, deliver and perform this Agreement and all corporate proceedings on the part of Company necessary to authorize this Agreement and consummate the transactions contemplated hereby have been or, as of the Closing Date, will be taken. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its respective terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and the discretion of courts in granting equitable remedies).

(d)	No Violation.  To the knowledge of Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in (or with notice or lapse of time result in) a material breach of the terms of or default under, or violate in any material respect any provision of law applicable to Company, any agreement, commitment, contract, instrument, order, decree, ruling or injunction to which Company is subject or a party or by which it is bound, or the Certificate of Incorporation and Bylaws of Company, or (ii) result in the imposition of any mortgage, security interest, pledge, lien or other encumbrance on the Shares.

(e)	Consents.  Company shall file all notices and obtain all consents from any party necessary to effectuate the transfer of the Shares as contemplated by this Agreement.

(f)	Assets, Business and Financial Statements.  Company has delivered to
Advisor true, correct and complete financial which truly, correctly and completely present Company's financial condition as of the respective dates presented therein (collectively referred to as the "Financial Statements"). All such Financial Statements are correct and complete and have been prepared from the books and records of the company in accordance with generally accepted accounting principles consistently applied with those followed in prior periods.

(g)	Information.  All written material furnished or to be furnished by
Company to Advisor with respect to Company does not and will not contain any statement which is false or misleading with respect to any material fact or omit any statement needed to make such material not to be false or misleading with respect to any material fact.

3.	Investment Representation.  Advisor acknowledges that, upon transfer to him or her, the Shares will not have been "registered" and, therefore, will be "restricted securities", as those terms are used under the Securities Act of 1933, as amended and the rules and regulations promulgated there under (the "Securities Act"). By execution of this Agreement, Advisor agrees, represents and warrants that his or her acquisition of the Shares hereunder is for investment only, for his or her own account (both of record and beneficially) and not with a view to "distribution" as that term is used under the Securities Act. Advisor further acknowledges that Company shall cause the following legend to be placed on the certificates representing the Shares:

                                       47
"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement for such securities under said act or (ii) an opinion of counsel acceptable to counsel to the Company that such registration is not required."

4.	Miscellaneous.

(i) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of such change is sought

(ii) Notices. All notices, directions and other communications hereunder shall be in writing and shall be deemed to have been given when actually received or, with respect to notices, when mailed by certified or registered United States mail, return receipt requested as follows:

	If to Company to:
	Sunrise U.S.A Incorporated
	3928 Bowdoin St.
	Des Moines, IA 50313
	(515) 288-1042

	If to Advisor, to:
	Chris Giordano
	232 Overmount Ave.
	West Paterson, NJ 07424

Any party may change its address for notices hereunder by giving notice of such change to the other parties in accordance with the provisions of this Section 7(ii)

(iv) 	Headings.  The headings of the sections of this Escrow Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Escrow Agreement.

                                       48
(v) 	Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio for contracts made and to be performed in such state without giving effect to the principles relating to the conflict of law.

(vii) 	Binding Nature.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(viii) 	Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.




IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNRISE U.S.A. INCORPORATED

By:
   --------------------------------
         			Title


Chris Giordano

------------------------------------
An Individual

                                       49


Exhibit 4.5 (iii)
Payment Agreement for John E. Rayl

AGREEMENT


	THIS AGREEMENT dated as of the 31th day of March, 2003, by and among SUNRISE U.S.A. INCORPORATED., a Nevada corporation with its principal executive offices located at 3928 Bowdoin St. Des Moines, IA 50313 ("Company") and John
E. Rayl, 2706 Tremont Road, Columbus, Ohio 43221 (the "Advisor").



W I T N E S S E T H:

WHEREAS, Company and Advisor have agreed to enter into an agreement (the "Agreement") concerning the payment for services (the "Fees") performed by Advisor to the predecessor company of the Company during the calendar years 1999 and 2000, and.

WHEREAS, Advisor has agreed to accept and the Company has agreed to distribute 500,000 fully paid and non-assessable shares of the restricted $0.01 par value common stock of the Company (the "Shares"), in full payment of the Fees.

NOW, THEREFORE, in consideration of the mutual promises of the other and other good and valuable consideration the receipt and sufficiency of which is acknowledged by each of the parties hereto. The parties hereto do hereby agree as follows:

1. Payment and Distribution. Advisor agrees to accept the Shares in full and complete payment for any and all services rendered to Company and or to the predecessor of Company during the years 1999 and 2000. The Company agrees to distribute the Shares to Advisor as soon as practicable after the execution of this Agreement and Subscription Agreement attached hereto as Exhibit I. The Company and Advisor acknowledge and agree that the Shares have a monetary value of no more than $0.01 and are restricted from resale.

2.	Representations and Warranties of Company.  Company represents and warrants to Advisor as follows:

(a)	Organization; Good Standing.  Company is duly organized and validly exists in good standing as a corporation under the laws of the State of Nevada. Company has the legal power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and is duly qualified to do business wherever the nature and location of its business and assets require such qualification.

                                           50
(b)	Capital Stock of Company.  The authorized capital stock of Company consists of One Million (1,000,000) shares of Preferred Stock of $0.01 par value, non issued and Ninety Nine Million (99,000,000) shares of $0.01 par value common stock (the "Company Common Stock"), of which Forty Four Million, Nine Hundred Sixty Five Thousand, (44,965,724) shares representing the Outstanding Shares are issued and outstanding. All of the Company Common Stock has been validly issued and are fully paid and non-assessable.

(c)	Authorization.  Company has full right, power and authority to enter into, execute, deliver and perform this Agreement and all corporate proceedings on the part of Company necessary to authorize this Agreement and consummate the transactions contemplated hereby have been or, as of the Closing Date, will be taken. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its respective terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and the discretion of courts in granting equitable remedies).

(d)	No Violation.  To the knowledge of Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in (or with notice or lapse of time result in) a material breach of the terms of or default under, or violate in any material respect any provision of law applicable to Company, any agreement, commitment, contract, instrument, order, decree, ruling or injunction to which Company is subject or a party or by which it is bound, or the Certificate of Incorporation and Bylaws of Company, or (ii) result in the imposition of any mortgage, security interest, pledge, lien or other encumbrance on the Shares.

(e)	Consents.  Company shall file all notices and obtain all consents from any party necessary to effectuate the transfer of the Shares as contemplated by this Agreement.

(f)	Assets, Business and Financial Statements.  Company has delivered to
Advisor true, correct and complete financial which truly, correctly and completely present Company's financial condition as of the respective dates presented therein (collectively referred to as the "Financial Statements").
All such Financial Statements are correct and complete and have been prepared from the books and records of the company in accordance with generally accepted accounting principles consistently applied with those followed in prior periods.

(g)	Information.  All written material furnished or to be furnished by
Company to Advisor with respect to Company does not and will not contain any statement which is false or misleading with respect to any material fact or omit any statement needed to make such material not to be false or misleading with respect to any material fact.

                                          51
3.	Investment Representation.  Advisor acknowledges that, upon transfer to him or her, the Shares will not have been "registered" and, therefore, will be "restricted securities", as those terms are used under the Securities Act of 1933, as amended and the rules and regulations promulgated there under (the "Securities Act"). By execution of this Agreement, Advisor agrees, represents and warrants that his or her acquisition of the Shares hereunder is for investment only, for his or her own account (both of record and beneficially) and not with a view to "distribution" as that term is used under the Securities Act. Advisor further acknowledges that Company shall cause the following legend to be placed on the certificates representing the Shares:

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement for such securities under said act or (ii) an opinion of counsel acceptable to counsel to the Company that such registration is not required."

4.	Miscellaneous.

(i) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of such change is sought

(ii) Notices. All notices, directions and other communications hereunder shall be in writing and shall be deemed to have been given when actually received or, with respect to notices, when mailed by certified or registered United States mail, return receipt requested as follows:

	If to Company to:
	Sunrise U.S.A Incorporated
	3928 Bowdoin St.
	Des Moines, IA 50313
	(515) 288-1042

	If to Advisor, to:
	John E. Rayl, CPA
	2706 Tremont Road
	Columbus, Ohio 43221
	(614) 488-7871

Any party may change its address for notices hereunder by giving notice of such change to the other parties in accordance with the provisions of this Section 7(ii)

(v) 	Headings.  The headings of the sections of this Escrow Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Escrow Agreement.

                                            52
(vi) 	Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio for contracts made and to be performed in such state without giving effect to the principles relating to the conflict of law.

(ix) 	Binding Nature.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(x) 	Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.




IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNRISE U.S.A. INCORPORATED

By:
   -------------------------
        		Title


JOHN R. RAYL, CPA

-----------------------------
An Individual

                                            53
Exhibit 4.5 (iv)
Payment Agreement for Charles A. Koenig

AGREEMENT


	THIS AGREEMENT dated as of the 31st. day of March 2003, by and among SUNRISE U.S.A. INCORPORATED, a Nevada corporation with its principal executive offices located at 3928 Bowdoin St. Des Moines, IA 50313 ("Company") and Charles A. Koenig, P.O. Box 1088, Columbus, OH 43216 (the "Advisor").



W I T N E S S E T H:

WHEREAS, Company and Advisor have agreed to enter into an agreement (the "Agreement") concerning the payment for services (the "Fees") performed by Advisor to the predecessor company of the Company during the calendar years 1999 and 2000, and.

WHEREAS, Advisor has agreed to accept and the Company has agreed to distribute 1,500,000 fully paid and non-assessable shares of the restricted $0.01 par value common stock of the Company (the "Shares"), in full payment of the Fees.

NOW, THEREFORE, in consideration of the mutual promises of the other and other good and valuable consideration the receipt and sufficiency of which is acknowledged by each of the parties hereto. The parties hereto do hereby agree as follows:

1. Payment and Distribution. Advisor agrees to accept the Shares in full and complete payment for any and all services rendered to Company and or to the predecessor of Company during the years 1999 and 2000. The Company agrees to distribute the Shares to Advisor as soon as practicable after the execution of this Agreement and Subscription Agreement attached hereto as Exhibit I. The Company and Advisor acknowledge and agree that the Shares have a monetary value of no more than $0.01 and are restricted from resale.

2.	Representations and Warranties of Company.  Company represents and warrants to Advisor as follows:

(a)	Organization; Good Standing.  Company is duly organized and validly exists in good standing as a corporation under the laws of the State of Nevada. Company has the legal power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and is duly qualified to do business wherever the nature and location of its business and assets require such qualification.

                                                 55
(b)	Capital Stock of Company.  The authorized capital stock of Company consists of One Million (1,000,000) shares of Preferred Stock of $0.01 par value, non issued and Ninety Nine Million (99,000,000) shares of $0.01 par value common stock (the "Company Common Stock"), of which Forty Four Million, Nine Hundred Sixty Five Thousand, (44,965,724) shares representing the Outstanding Shares are issued and outstanding. All of the Company Common Stock has been validly issued and are fully paid and non-assessable.

(c)	Authorization.  Company has full right, power and authority to enter into, execute, deliver and perform this Agreement and all corporate proceedings on the part of Company necessary to authorize this Agreement and consummate the transactions contemplated hereby have been or, as of the Closing Date, will be taken. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its respective terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and the discretion of courts in granting equitable remedies).

(d)	No Violation.  To the knowledge of Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in (or with notice or lapse of time result in) a material breach of the terms of or default under, or violate in any material respect any provision of law applicable to Company, any agreement, commitment, contract, instrument, order, decree, ruling or injunction to which Company is subject or a party or by which it is bound, or the Certificate of Incorporation and Bylaws of Company, or (ii) result in the imposition of any mortgage, security interest, pledge, lien or other encumbrance on the Shares.

(e)	Consents.  Company shall file all notices and obtain all consents from any party necessary to effectuate the transfer of the Shares as contemplated by this Agreement.

(f)	Assets, Business and Financial Statements.  Company has delivered to
Advisor true, correct and complete financial which truly, correctly and completely present Company's financial condition as of the respective dates presented therein (collectively referred to as the "Financial Statements").
All such Financial Statements are correct and complete and have been prepared from the books and records of the company in accordance with generally accepted accounting principles consistently applied with those followed in prior periods.

(g)	Information.  All written material furnished or to be furnished by
Company to Advisor with respect to Company does not and will not contain any statement which is false or misleading with respect to any material fact or omit any statement needed to make such material not to be false or misleading with respect to any material fact.

                                                  56
3.	Investment Representation.  Advisor acknowledges that, upon transfer to him or her, the Shares will not have been "registered" and, therefore, will be "restricted securities", as those terms are used under the Securities Act of 1933, as amended and the rules and regulations promulgated there under (the "Securities Act"). By execution of this Agreement, Advisor agrees, represents and warrants that his or her acquisition of the Shares hereunder is for investment only, for his or her own account (both of record and beneficially) and not with a view to "distribution" as that term is used under the Securities Act. Advisor further acknowledges that Company shall cause the following legend to be placed on the certificates representing the Shares:

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement for such securities under said act or (ii) an opinion of counsel acceptable to counsel to the Company that such registration is not required."

4.	Miscellaneous.

(i) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of such change is sought

(ii) Notices. All notices, directions and other communications hereunder shall be in writing and shall be deemed to have been given when actually received or, with respect to notices, when mailed by certified or registered United States mail, return receipt requested as follows:

	If to Company to:
	Sunrise U.S.A Incorporated
	3928 Bowdoin St.
	Des Moines, IA 50313
	(515) 288-1042

	If to Advisor, to:
	Charles A. Koenig
	P.O. Box 1088
	Columbus, OH 43216

Any party may change its address for notices hereunder by giving notice of such change to the other parties in accordance with the provisions of this Section 7(ii)

(vi) 	Headings.  The headings of the sections of this Escrow Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Escrow Agreement.

                                             56
(vii) 	Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio for contracts made and to be performed in such state without giving effect to the principles relating to the conflict of law.

(xi) 	Binding Nature.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(xii) 	Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.




IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNRISE U.S.A. INCORPORATED

By:
  -------------------------
        		Title


Charles A. Koenig

---------------------------
An Individual

                                                57
Exhibit 4.6(i)
Resolution to Issue Stock to Omar Barrientos

ACTION BY UNANIMOUS WRITEN CONSENT OF DIRECTORS
IN LIEU OF A MEETING OF
SUNRISE U.S.A. INCORPORATED


Pursuant to Title 7, Chapter 78, Nev. Rev. Stats., the undersigned being all the Directors of SUNRISE U.S.A. INCORPORATED, (the "Company") a Nevada Corporation, hereby consent to the adoption of the following vote effective this 31th day of March, 2003.

WHEREAS, the Company accepted certain business assets and assumed certain related liabilities in August, 2002 and that a liability (the "Fees") assumed included amounts owed for business consulting services performed by Omar Barrientos ("Barrientos"), and

WHEREAS, the Company and Barrientos have agreed to satisfy the Fees with the distribution to Barrientos of 16,000,000 fully paid and non-assessable shares of the restricted $0.01 par value common stock of the Company (the "Shares"), and

WHEREAS, the Board of Directors of the Company deems it to be in the best business interests of the Company to approve this transaction, be it

RESOLVED, that the proper officers of the Company are hereby authorized to execute any and all documents and to take any and all actions which are necessary to accept and implement the terms and conditions of the documents attached hereto as Exhibit A, and

	BE IT RESOLVED FURTHER, that the proper officers of the Company are hereby authorized and directed to certify these resolutions and to take any and all such other steps and perform any and all such further acts as may be necessary and proper to carry out the intent and purpose of the foregoing resolutions.

IN WITNESS WHEREOF, this Action By Unanimous Written Consent has been signed by each Director of the Company on the date indicated below, and this Action By Unanimous Written Consent shall be filed with or otherwise entered on the minutes or other appropriate records of the Company.

-------------------------                               -------------------
Signature						Date

-------------------------                               -------------------
Signature						Date

                                            58
Exhibit 4.6 (ii)
Resolution to Issue Stock to Chris Giordano

ACTION BY UNANIMOUS WRITEN CONSENT OF DIRECTORS
IN LIEU OF A MEETING OF
SUNRISE U.S.A. INCORPORATED


Pursuant to Title 7, Chapter 78, Nev. Rev. Stats., the undersigned being all the Directors of SUNRISE U.S.A. INCORPORATED, (the "Company") a Nevada Corporation, hereby consent to the adoption of the following vote effective this 31th day of March, 2003.

WHEREAS, the Company accepted certain business assets and assumed certain related liabilities in August, 2002 and that a liability (the "Fees") assumed included amounts owed for business consulting services performed by Chris Giordano ("Giordano"), and

WHEREAS, the Company and Giordano have agreed to satisfy the Fees with the distribution to Giordano of 16,000,000 fully paid and non-assessable shares of the restricted $0.01 par value common stock of the Company (the "Shares"), and

WHEREAS, the Board of Directors of the Company deems it to be in the best business interests of the Company to approve this transaction, be it

RESOLVED, that the proper officers of the Company are hereby authorized to execute any and all documents and to take any and all actions which are necessary to accept and implement the terms and conditions of the documents attached hereto as Exhibit A, and

	BE IT RESOLVED FURTHER, that the proper officers of the Company are hereby authorized and directed to certify these resolutions and to take any and all such other steps and perform any and all such further acts as may be necessary and proper to carry out the intent and purpose of the foregoing resolutions.

IN WITNESS WHEREOF, this Action By Unanimous Written Consent has been signed by each Director of the Company on the date indicated below, and this Action By Unanimous Written Consent shall be filed with or otherwise entered on the minutes or other appropriate records of the Company.

-----------------------                                 --------------
Signature						Date

----------------------		                        --------------
Signature						Date



                                    59

Exhibit 4.6 (iii)
Resolution to Issue Stock to John E. Rayl

ACTION BY UNANIMOUS WRITEN CONSENT OF DIRECTORS
IN LIEU OF A MEETING OF
SUNRISE U.S.A. INCORPORATED


Pursuant to Title 7, Chapter 78, Nev. Rev. Stats., the undersigned being all the Directors of SUNRISE U.S.A. INCORPORATED, (the "Company") a Nevada Corporation, hereby consent to the adoption of the following vote effective this 31th day of March, 2003.

WHEREAS, the Company accepted certain business assets and assumed certain related liabilities in August, 2002 and that a liability (the "Fees") assumed included amounts owed for business consulting services performed by John E. Rayl, CPA ("Rayl"), and

WHEREAS, the Company and Rayl have agreed to satisfy the Fees with the distribution to Rayl of 500,000 fully paid and non-assessable shares of the restricted $0.01 par value common stock of the Company (the "Shares"), and

WHEREAS, the Board of Directors of the Company deems it to be in the best business interests of the Company to approve this transaction, be it

RESOLVED, that the proper officers of the Company are hereby authorized to execute any and all documents and to take any and all actions which are necessary to accept and implement the terms and conditions of the documents attached hereto as Exhibit A, and

	BE IT RESOLVED FURTHER, that the proper officers of the Company are hereby authorized and directed to certify these resolutions and to take any and all such other steps and perform any and all such further acts as may be necessary and proper to carry out the intent and purpose of the foregoing resolutions.

IN WITNESS WHEREOF, this Action By Unanimous Written Consent has been signed by each Director of the Company on the date indicated below, and this Action By Unanimous Written Consent shall be filed with or otherwise entered on the minutes or other appropriate records of the Company.

-------------------------                               --------------
Signature						Date

-------------------------                               --------------
Signature						Date

                                          60


Exhibit 4.6 (iv)
Resolution to Issue Stock to Charles A. Koenig

ACTION BY UNANIMOUS WRITEN CONSENT OF DIRECTORS
IN LIEU OF A MEETING OF
SUNRISE U.S.A. INCORPORATED


Pursuant to Title 7, Chapter 78, Nev. Rev. Stats., the undersigned being all the Directors of SUNRISE U.S.A. INCORPORATED, (the "Company") a Nevada Corporation, hereby consent to the adoption of the following vote effective this 31th day of March, 2003.

WHEREAS, the Company accepted certain business assets and assumed certain related liabilities in August, 2002 and that a liability (the "Fees") assumed included amounts owed for business consulting services performed by Charles A. Koenig ("Koenig"), and

WHEREAS, the Company and Koenig have agreed to satisfy the Fees with the distribution to Koenig of 1,500,000 fully paid and non-assessable shares of the restricted $0.01 par value common stock of the Company (the "Shares"), and

WHEREAS, the Board of Directors of the Company deems it to be in the best business interests of the Company to approve this transaction, be it

RESOLVED, that the proper officers of the Company are hereby authorized to execute any and all documents and to take any and all actions which are necessary to accept and implement the terms and conditions of the documents attached hereto as Exhibit A, and

	BE IT RESOLVED FURTHER, that the proper officers of the Company are hereby authorized and directed to certify these resolutions and to take any and all such other steps and perform any and all such further acts as may be necessary and proper to carry out the intent and purpose of the foregoing resolutions.

IN WITNESS WHEREOF, this Action By Unanimous Written Consent has been signed by each Director of the Company on the date indicated below, and this Action By Unanimous Written Consent shall be filed with or otherwise entered on the minutes or other appropriate records of the Company.

-----------------------                                 ------------
Signature						Date

-----------------------	                                ------------
Signature						Date


                                   61

Exhibit 4.7 (i)

SUBSCRIPTION AGREEMENT

Subject to the terms and conditions hereinafter set forth, the undersigned (the "Subscriber"), hereby subscribes and purchases the securities of SUNRISE U.S.A. INCORPORATED ("USA" or the "Company") a Nevada corporation, as follows:

USA Securities Subscribed For:

16,000,000	Shares of USA common stock $0.01 par value (the "Shares")
----------

1.	A purchaser of USA Securities will be unable to resell them unless they are registered pursuant to a current registration statement and qualified for sale in jurisdictions in which the holder resides or an exemption from such registration and/or qualification exists in each jurisdiction. (Further see paragraph 9 hereto).

2.	The undersigned hereby represents that he has been furnished by the
Company with the Company's financial statements for the period 1999-2000, and with all information regarding the Company which the Subscriber has or had requested or desires or desired to know. Additional information may be requested from the Company in writing or by oral request made to the Company at the address or telephone number set forth below.

3.	Except as provided by applicable state securities ("Blue Sky") laws, the
Subscriber does not have the right to withdraw or revoke his subscription unless it has not been accepted by the final closing date. If this subscription is rejected, the securities representing all of the Subscriber's subscription payments will be promptly returned and this Agreement will be deemed canceled and of no further force and effect.

4.	AN INVESTMENT IN THE SECURITIES OF THE COMPANY HEREBY INVOLVES A HIGH
DEGREE OF RISK, RESTRICTED TRANSFERABILITY AND SUBSTANTIAL DILUTION. ACCORDINGLY, THESE SECURITIES SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT, PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT SHOULD CAREFULLY CONSIDER, AMONG OTHERS, THE FOLLOWING RISK FACTORS IN MAKING AN INVESTMENT IN THE COMPANY. The fact that certain risks are discussed herein does not mean there are not other material risks of which a purchaser should be aware. The undersigned purchaser hereby acknowledges that he or she is aware that:

                                           62
	(a)	NEITHER THE SECURITIES AND EXCHANGE COMMISSION (the "SEC") NOR
ANY STATE AGENCY HAS PASSED ON THE ADQEQUACY OR ACCURACY OF THIS AGREEMENT NOR MADE ANY FINDING OR DETERMINATION AS TO THE FAIRNESS OF THIS INVESTMENT ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	(b)	None of the securities of USA offered hereby have been
registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state, and will be distributed and sold by USA in reliance on exemptions from the registration requirements of these laws, including, but not limited to, Sections 4(2) and 4(6) of the Securities Act and/or Regulation D promulgated thereunder ("Regulation D"), and that reliance on such exemption is based, in part, upon the securities USA hereunder are being purchased by persons who are either "accredited investors" as such term is defined in Rule 501 of Regulation D or who otherwise qualify as a non-accredited investor in accordance with such rules and regulations.

	(c)	An investment in the Company depends upon the undersigned's
particular circumstances.  No information concerning the Company other than that contained herein or therein has been provided to subscribers. The information presented herein and therein is not complete. Subscribers are cautioned not to construe this Subscription Agreement, the accompanying documents or any prior or subsequent communications as constituting investment, legal, tax or accounting advice. AN INVESTOR SHOULD CONFER WITH AND RELY ON HIS OWN INVESTMENT AND TAX ADVISORS AS TO THE SUBSTANTIAL RISKS INHERENT IN AN INVESTMENT HEREIN AND THE TAX CONSEQUENCES TO HIM AS A RESULT OF HIS INVESTMENT. THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE COMPANY EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THE OFFERING DOCUMENTS.

	(d)	This Subscription Agreement does not constitute an offer to sell or a solicitation of an offer to buy any of the USA Securities to anyone in any state or in any other jurisdiction in which an offer or solicitation is not authorized.

	(e)	The Company will provide additional information, if such is
reasonably available, which a Subscriber or his representative may request for the purpose of evaluating the merits and risks of this subscription including any such information, if available, as would be included in a registration statement. The Company will also provide each Subscriber or his representative with an opportunity to meet and confer with its principals regarding all aspects of the Company's business. No offering literature or advertising in any form is being employed in the subscription except for this Subscription Agreement and the accompanying documents. No person is authorized to give any information or to make any representation not contained in this Subscription Agreement or the accompanying documents. Any representation not contained herein or therein must not be relied upon as having been authorized by the Company or its officers.
Any distribution or reproduction of this Subscription Agreement or of the accompanying documents, in whole or part, or the divulgence of any of their contents, without the prior written consent of the Company, is prohibited.

                                           63
	(f)	An investment in the Company is an illiquid investment.  In
particular, the undersigned recognizes that: the undersigned must bear the economic risk of investment in the Company for an indefinite period of time since the USA Securities have not been registered under the Securities Act, and, therefore, cannot be sold unless either they are subsequently registered under the Securities Act or an exemption from such registration is available and a favorable opinion of counsel for the Company to such effect is obtained.

The Company may place a legend on the certificates evidencing the USA Securities stating that they have not been registered under the Securities Act and setting forth or referring to the restriction on the sale, transfer or disposition thereof. The Subscriber is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the sale, transfer, or disposition of the USA Securities.

5.	The undersigned represents and warrants to the Company that:

	(a)	The undersigned has reviewed this Subscription Agreement and the accompanying documents, in connection with deciding to acquire the USA
Securities.

	(b)	The undersigned or the undersigned's duly appointed and
qualified investment advisor has the requisite knowledge and experience in financial and business matters for properly evaluating the merits and risks of investment in the Company and of making an informed investment decision. The undersigned acknowledges that he also has significant prior investment experience; including investment in non-registered securities and that he recognizes the highly speculative nature of this investment.

	(c)	The undersigned has evaluated the risks of receiving the USA
Securities as consideration for the amount invested in the Company.

	(d)	The undersigned has sufficient available financial resources to provide adequately for his current needs, including possible personal contingencies, and can bear the economic risk of a complete loss of his investment hereunder without materially affecting his financial condition.

	(e)	The undersigned understands that the Company's operations are subject to all the risks inherent in financing the operations of a new business; the Company is, accordingly, subject to numerous risks; and the USA Securities are, therefore, a speculative investment which involves a high degree of risk of loss, including the potential loss of his entire investment in the Company.

	(f)	The undersigned has been given the opportunity to ask questions of the Company concerning the financial condition of the Company and to obtain additional information necessary to verify the accuracy of the information, as the undersigned desires.

                                          64
	(g)	The undersigned is familiar with the financial condition and prospects of the business of the Company, has reviewed the Company's and its most recent financial statements, has been furnished any materials relating to the Company and its activities, the offering of the USA Securities or anything set forth in the Subscription Agreement which he has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representation or information set forth in the Subscription Agreement.

	(h)	The Company, its officers, directors and employees have answered all inquiries that the undersigned has put to them concerning the Company and its activities and this subscription.

	(i)	The undersigned has not been furnished any literature other than this Subscription Agreement and the accompanying documents and the undersigned has relied only on the information contained herein, in the accompanying and the information furnished or made available to him by the Company as described hereinabove. Furthermore, as set forth above, no representations or warranties have been made to the undersigned, or to his advisors, by the Company, or its officers, directors, employees or representatives with respect to the business of the Company, and/or the economic, tax or any other aspects or consequences of a purchase of the USA Securities and that the undersigned has not relied upon any information concerning this subscription, written or oral, other than contained in this Subscription Agreement and the accompanying documents, or provided by the Company upon request.

	(j)	The undersigned is relying upon his own counsel, accountant, business advisor(s) and/or others, concerning legal, tax, business and related aspects of his subscription hereunder and his investment in the Company.

	(k)	The undersigned understands (i) the Company's financial and
operating history is set forth in the Company's financial statements (ii) that the USA Securities are speculative investments which involve a high degree of risk, and (iii) that the Company, its officers, directors, and employees, and their affiliates may perform services on behalf of the Company and may receive substantial fees, distributions, and compensation for performing these services.

	(l)	The undersigned understands that the USA Securities have not been registered under the Securities Act or under any applicable Blue Sky law, and agrees that the USA Securities may not be sold, USA for sale, transferred, pledged, hypothecated, or otherwise disposed of except in compliance with the Securities Act and any applicable state securities laws or pursuant to an acceptable and proper exemption therefrom, and that the USA Securities will bear an appropriate legend setting forth these restrictions. The undersigned further understands and acknowledges that the undersigned has been advised that the Company has no obligation to cause the USA Securities to be registered under any other provision of the Securities Act or any other applicable Blue Sky laws or to comply with any exemption under the Securities Act or any Blue Sky law that would permit the USA Securities to be sold by the undersigned. The undersigned understands the legal consequences of the foregoing to mean that the undersigned must bear the economic risk of an investment in the USA Securities for an indefinite period of time.

                                          65
	(m)	The undersigned understands that the neither this Subscription
Agreement nor the accompanying documents have not been approved or disapproved by the SEC or any state securities commission, nor has any such commission passed upon the accuracy or adequacy of the such documents or the fairness of this subscription. Any representation to the contrary is unlawful.

	(n)	Except as otherwise set forth below, the undersigned is not (i)
a person who is a citizen of a country other than the United States, (ii) an entity organized under the laws of a government other than the government of the United States or any of its states, territories or possessions, (iii) a government other than the government of the United States or any of its states, territories or possessions or (iv) a representative of, or an individual or entity controlled by any of the foregoing (collectively, an "Alien"), and the undersigned hereby agrees not to transfer, assign, hypothecate or otherwise dispose of the USA Securities to any Alien.

	(o)	The undersigned is acquiring the USA Securities for which he hereby subscribes for his own account, as principal, and no other person has a direct or indirect beneficial interest in the USA Securities. The undersigned agrees that he will not sell, transfer or otherwise dispose of any of the USA Securities unless they are registered under the Securities Act or unless an exemption from such registration is available.

	(p)	The undersigned is not directly or indirectly in any way
affiliated with any entity that is a competitor of the Company, exclusive of an equity ownership of not more than 2% in any publicly owned company.

	(q)	All of the information which the undersigned has furnished to the Company with respect to his financial position and business experience, and all representations provided by the undersigned, are correct and complete as of the date of this Agreement, and the undersigned covenants that until the closing on the USA Securities subscribed for, he shall inform the Company of any changes in the representations provided by the undersigned hereunder.

	(r)	The address set forth below is the undersigned's correct home address or, if he is other than an individual, the correct address of the undersigned's principal office and he has no present intention of changing such address. If an individual, he is at least 21 years old.

	(s)	The undersigned hereby authorizes the Company to call his bank and/or place of employment or otherwise inquire regarding his financial standing.

	(t)	The undersigned's overall commitment to investments which are not readily marketable is not disproportionate to his net worth and his investment in the USA Securities will not cause such overall commitment to become excessive. If he is a Massachusetts resident, the undersigned certifies that his proposed investment in the Company does not exceed 25% of his net worth, which includes the net worth of his spouse, excluding his residence and furnishings therein.

                                         66
	(u)	If the undersigned is a corporation, partnership, trust or other entity, (i) it is authorized and qualified to become a stockholder in, and authorized to make its investment in, the Company; (ii) in the event all of its equity owners are not accredited investors, it has not been formed for the purpose of acquiring any interest in the Company, has been in existence for more than 90 days prior to the date hereof, and on a consolidated basis, it meets the net worth requirements for qualifying as an accredited investor, as indicated by its most recent financial statement; and (iii) the person signing this Subscription Agreement on behalf of such entity has been authorized to do so.

	(v)	The undersigned acknowledged that the offer and sale of the USA
Securities is intended to be exempt from registration under the securities laws of certain states. If he resides in any of the following states, he has noted the language below, which he understands is required to be included in this Agreement by the securities laws of those states:

Indiana. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 23-2-1-3 of the Indiana Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Connecticut. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 36-485 of the Connecticut Uniform Securities Act, as amended and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Act or exemption therefrom.

Texas. The undersigned hereby acknowledges that the USA Securities have not been registered under any state securities law and cannot be transferred or resold unless they are subsequently registered under applicable securities laws or exempt therefrom.

Utah. The undersigned hereby acknowledges that the USA Securities have not been registered under Utah Uniform USA Securities Act, as amended, and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Washington. The undersigned hereby acknowledges that the USA Securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and the applicable state securities laws, pursuant to registration or exemption therefrom. The undersigned further acknowledges that the undersigned must bear the financial risks of this investment for an indefinite period of time.

                                           67
New York. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 359-e of the New York Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

New Jersey. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 49:3-56 of the New Jersey Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Georgia. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 10-5-5 of the Georgia Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Pennsylvania. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 201 of the Pennsylvania Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption t herefrom. Furthermore, the undersigned acknowledges that he is aware of his right, pursuant to Sec. 207(m)(2) to withdraw his acceptance without incurring any liability to the seller within two (2) business days from the date of receipt by the issuer of his written binding contract of purchase.

Illinois. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 5 of the Illinois Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Florida. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 517.07 of the Florida Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

California. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 25110 of the California Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

                                           68
Maryland. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 11-501 of the Maryland Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

	(w)	The foregoing representations, warranties, agreements,
undertakings, and acknowledgments are made by the undersigned with the intent that they be relied upon in determining the Undersigned's suitability as a subscriber of USA Securities, and the undersigned agrees that those representations, warranties, agreements, undertakings, and acknowledgments shall survive the undersigned's admission as a USA Security holder of the Company. In addition, the undersigned undertakes to notify the Company immediately of any change in any representation, warranty, or other information relating to the undersigned set forth in this Subscription Agreement.

6.	The undersigned's representations and warranties in paragraph 5 hereof shall survive the delivery of this Subscription Agreement, the issuance and delivery of the USA Securities. The undersigned agrees to hold the Company and the Company's directors, officers, employees, agents, counsel and controlling persons (and their respective heirs, representatives, successors and assigns) harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any breach by the undersigned of any such representations and warranties, or as a result of any sale or distribution by the undersigned of the USA Securities in violation of any securities laws.

7.	The undersigned agrees that he cannot cancel, terminate or revoke this
Subscription Agreement or any of this agreements provisions hereunder, that this Subscription Agreement is not transferable or assignable by the undersigned, and that, if he is an individual, this Subscription Agreement shall survive his death or disability, except as provided by any applicable Blue Sky laws.

8.	If the undersigned is more than one person, the obligations of the undersigned shall be joint and several and the representations and warranties herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators, successors and assigns.

9.	Registration Rights.

                                           69
	(a)	Right to Piggyback.  If The Company or its successor proposes to register any of its securities under the Securities Act on any registration form (otherwise than for the registration of securities to be USA and sold by The Company pursuant to (i) an employee benefit plan or any registration of any securities using SEC Form S-8, (ii) a dividend or interest reinvestment plan,
(iii) other similar plans or (iv) reclassification of securities, mergers, consolidations and acquisitions of assets) permitting a secondary offering or distribution, not less than 90 days prior to each such registration, the Company shall give the Subscriber written notice of such proposal which shall describe in detail the proposed registration and distribution (including those jurisdictions where registration or qualification under the securities or blue sky laws is intended) and, upon the written request of a subscriber to the USA Securities (a "USA Subscriber") furnished within 30 days after the date of any such notice, proceed to include in such registration his or her shares of USA common stock (the "Piggy-Back Shares") as have been requested by a USA Subscriber to be included in such registration. The requesting USA Subscriber shall in his or her request describe briefly the proposed disposition of such Piggy-Back Shares. The Company will in each instance use its best efforts to cause all such Piggy-Back Shares to be registered under the Securities Act and qualified under the securities or blue sky laws of any jurisdiction requested by the USA Subscriber, all to the extent necessary to permit the sale or other disposition thereof (in the manner stated in such request) by such USA Subscriber.

	(b)	Limitation.  If the managing underwriter, who shall be selected by The Company advises The Company in writing that, in its opinion, the inclusion of the Piggy-Back Shares with the securities being registered by the Company would materially adversely affect the distribution of all such securities, then the Company will include in such registration (i) first, the securities the Company proposes to sell and (ii) second, the Piggy-Back Shares requested to be included in such registration, pro rata among the USA Subscriber's.

	(c)	Selection of Underwriter; Participation in Underwritten
Registrations. For inclusion of Piggy-Back Shares in any registration of securities by the Company a requesting USA Subscriber will be required to accept the selection of an underwriter by the Company and will be required to execute an underwriting agreement with such underwriter that is in customary form. No USA Subscriber may participate in any registration hereunder which is underwritten unless such USA Subscriber (i) agrees to sell his Piggy-Back Shares on the basis provided in any underwriting arrangements approved by the Company, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Piggy-Back Shares included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding the USA Subscriber and the USA Subscriber's intended method of distribution.

	(d)	Withdrawal of Registration.  Nothing in this Agreement shall be deemed to require The Company to proceed with any registration of its securities after giving the notice as provided herein; provided, however, that the Company shall pay all expenses incurred pursuant to such notice.

                                           70
	(e)	Registration and Qualification Procedures.  Whenever the Company
is required by the provisions of this Subscription Agreement to effect the registration of any of its securities under the Securities Act, the Company will, as expeditiously as is practicable prepare and file with the SEC a registration statement with respect to such Piggy-Back Shares and shall reasonably cooperate with each USA Subscriber whose Piggy-Back Shares are to be included therein and shall use its reasonable best efforts to register or qualify the securities covered by such registration statement under the securities or blue sky laws of such jurisdictions within the United States as the USA Subscriber shall reasonably request, and do such other reasonable acts and things as may be required of it to enable the USA Subscriber to conclude the sale or other disposition in such jurisdictions of the Piggy-Back Shares owned by him or her; provided, however, that the Company shall not be required to (a) qualify as a foreign corporation or consent to a general and unlimited service of process in any such jurisdiction, (b) subject itself to any material taxation in any such jurisdiction, or (iii) qualify as a dealer in securities.
(f)	Registration  Expenses.  If The Company is required by the provisions of this Section to use its best efforts to effect the registration or qualification under the Securities Act or any state securities or blue sky laws of any of the Piggy-Back Shares, the Company shall pay all expenses in connection therewith, including (i) all expenses incident to filing with the National Association of Securities Dealers, Inc., (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, (v) expenses of any special audits incident to or required by any such registration or qualification, and (vi) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however, the Company shall not be liable for (1) any discounts or commissions to any underwriter attributable to Piggy-Back Shares being sold; (2) any stock transfer taxes incurred in respect of the Piggy-Back Shares being sold; or (3) the legal fees of any USA Subscriber.

10.	Miscellaneous.

	(a)	All notices or other communications given or made hereunder
shall be in writing and shall be delivered by hand, against written receipt, or mailed by registered or certified mail, return receipt requested, postage prepaid, to the undersigned at his address set forth below and to the Company at their address set forth above. Notices shall be deemed given on the date of receipt or, if mailed, three business days after mailing, except notices of change of address, which shall be deemed given when received.

	(b)	Notwithstanding the place where this Agreement may be executed by the undersigned or the Company, they agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

	(c)	This Agreement constitutes the entire agreement between the
undersigned and the Company with respect to the subject matter hereof and may be amended only by a writing executed by each of them.

                                            71
(d)	This Agreement shall be binding upon and inure to the benefit of each of the undersigned and the Company and their respective heirs, legal representatives, successors and assigns.

(e)	In order to discourage frivolous claims, the undersigned and the Company agree that, unless the party who is a claimant succeeds in obtaining a judgment against the other in an action or proceeding, the other shall be entitled to recover all of their legal costs and expenses relating to such action or proceeding and/or incurred in the preparation therefor.

	(f)	The invalidity or unenforceability of any provision of this
Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

	(g)	The waiver by either the undersigned or the Company of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach of any provision of this Agreement.

	(h)	The undersigned and the Company agree to execute and deliver all further documents, agreements and instruments and to take such further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

	(i)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

	(j)	References in this Agreement to the pronouns "him", "he" and
"his" are not intended to convey the masculine gender and are employed in a generic sense and apply equally to the male and female genders or to an entity.


(Remainder of this page intentionally left blank)

                                           72
11.	The undersigned is delivering herewith: (i) the securities as first described above in the amount of the subscription; (ii) one copy of the Investor Questionnaire, completed, dated and signed by the Investor; and (iii) two signed copies of this Subscription Agreement, one of which will be countersigned by the Company and returned to the undersigned. The undersigned has signed this Subscription Agreement as of the date indicated below.

Dated:	March 1st.  2003    .
      -----------------------

--------------------------------	     ---------------------------------
Signature of subscriber			     Signature of spouse, joint tenant,
	                                    Tenant in common or other signature,
                                             if required

Omar Barrientos
--------------------------------             ---------------------------------
Type or print name of subscriber	     Type or print name of spouse, joint
		                             Tenant, tenant in common or other
(515) 288 1041		                     signer
--------------------------------
Telephone number of subscriber

3928 Bowdoin St
--------------------------------             -----------------------------------
Address of subscriber			     Address of spouse, joint tenant, tenant
					     in common or other signer
Des Moines      IA          50313
----------------------------------
City          State        Zip Code

###-##-####
-----------------------------------------    ---------------------------------------
Social security or taxpayer identification   Social security or taxpayer identification
number of subscriber			     number of other signatory

---------	Is an Alien as defined in
Yes		Paragraph 5(o) above

Subscription Accepted:

SUNRISE U.S.A. INCORPORATED.


By:
   ------------------------------
                             Title

Dated:	March 31st  2003
      -----------------------------

                                           73
Exhibit 4.7 (ii)

SUBSCRIPTION AGREEMENT

Subject to the terms and conditions hereinafter set forth, the undersigned (the "Subscriber"), hereby subscribes and purchases the securities of SUNRISE U.S.A. INCORPORATED ("USA" or the "Company") a Nevada corporation, as follows:

USA Securities Subscribed For:

16,000,000	Shares of USA common stock $0.01 par value (the "Shares")
----------

1.	A purchaser of USA Securities will be unable to resell them unless they are registered pursuant to a current registration statement and qualified for sale in jurisdictions in which the holder resides or an exemption from such registration and/or qualification exists in each jurisdiction. (Further see paragraph 9 hereto).

2.	The undersigned hereby represents that he has been furnished by the
Company with the Company's financial statements for the period 1999-2000, and with all information regarding the Company which the Subscriber has or had requested or desires or desired to know. Additional information may be requested from the Company in writing or by oral request made to the Company at the address or telephone number set forth below.

3.	Except as provided by applicable state securities ("Blue Sky") laws, the
Subscriber does not have the right to withdraw or revoke his subscription unless it has not been accepted by the final closing date. If this subscription is rejected, the securities representing all of the Subscriber's subscription payments will be promptly returned and this Agreement will be deemed canceled and of no further force and effect.

4.	AN INVESTMENT IN THE SECURITIES OF THE COMPANY HEREBY INVOLVES A HIGH
DEGREE OF RISK, RESTRICTED TRANSFERABILITY AND SUBSTANTIAL DILUTION. ACCORDINGLY, THESE SECURITIES SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT, PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT SHOULD CAREFULLY CONSIDER, AMONG OTHERS, THE FOLLOWING RISK FACTORS IN MAKING AN INVESTMENT IN THE COMPANY. The fact that certain risks are discussed herein does not mean there are not other material risks of which a purchaser should be aware. The undersigned purchaser hereby acknowledges that he or she is aware that:

	(a)	NEITHER THE SECURITIES AND EXCHANGE COMMISSION (the "SEC") NOR
ANY STATE AGENCY HAS PASSED ON THE ADQEQUACY OR ACCURACY OF THIS AGREEMENT NOR MADE ANY FINDING OR DETERMINATION AS TO THE FAIRNESS OF THIS INVESTMENT ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    74
	(b)	None of the securities of USA offered hereby have been
registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state, and will be distributed and sold by USA in reliance on exemptions from the registration requirements of these laws, including, but not limited to, Sections 4(2) and 4(6) of the Securities Act and/or Regulation D promulgated thereunder ("Regulation D"), and that reliance on such exemption is based, in part, upon the securities USA hereunder are being purchased by persons who are either "accredited investors" as such term is defined in Rule 501 of Regulation D or who otherwise qualify as a non-accredited investor in accordance with such rules and regulations.

	(c)	An investment in the Company depends upon the undersigned's
particular circumstances. No information concerning the Company other than that contained herein or therein has been provided to subscribers. The information presented herein and therein is not complete. Subscribers are cautioned not to construe this Subscription Agreement, the accompanying documents or any prior or subsequent communications as constituting investment, legal, tax or accounting advice. AN INVESTOR SHOULD CONFER WITH AND RELY ON HIS OWN INVESTMENT AND TAX ADVISORS AS TO THE SUBSTANTIAL RISKS INHERENT IN AN INVESTMENT HEREIN AND THE TAX CONSEQUENCES TO HIM AS A RESULT OF HIS INVESTMENT. THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE COMPANY EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THE OFFERING DOCUMENTS.

	(d)	This Subscription Agreement does not constitute an offer to
 sell or a solicitation of an offer to buy any of the USA Securities to anyone in any state or in any other jurisdiction in which an offer or solicitation is not authorized.

	(e)	The Company will provide additional information, if such is
reasonably available, which a Subscriber or his representative may request for the purpose of evaluating the merits and risks of this subscription including any such information, if available, as would be included in a registration statement. The Company will also provide each Subscriber or his representative with an opportunity to meet and confer with its principals regarding all aspects of the Company's business. No offering literature or advertising in any form is being employed in the subscription except for this Subscription Agreement and the accompanying documents. No person is authorized to give any information or to make any representation not contained in this Subscription Agreement or the accompanying documents. Any representation not contained herein or therein must not be relied upon as having been authorized by the Company or its officers. Any distribution or reproduction of this Subscription Agreement or of the accompanying documents, in whole or part, or the divulgence of any of their contents, without the prior written consent of the Company, is prohibited.

                                                    75
	(f)	An investment in the Company is an illiquid investment.  In
particular, the undersigned recognizes that: the undersigned must bear the economic risk of investment in the Company for an indefinite period of time since the USA Securities have not been registered under the Securities Act, and, therefore, cannot be sold unless either they are subsequently registered under the Securities Act or an exemption from such registration is available and a favorable opinion of counsel for the Company to such effect is obtained.

The Company may place a legend on the certificates evidencing the USA Securities stating that they have not been registered under the Securities Act and setting forth or referring to the restriction on the sale, transfer or disposition thereof. The Subscriber is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the sale, transfer, or disposition of the USA Securities.

5.	The undersigned represents and warrants to the Company that:

	(a)	The undersigned has reviewed this Subscription Agreement and the accompanying documents, in connection with deciding to acquire the USA
Securities.

	(b)	The undersigned or the undersigned's duly appointed and
qualified investment advisor has the requisite knowledge and experience in financial and business matters for properly evaluating the merits and risks of investment in the Company and of making an informed investment decision. The undersigned acknowledges that he also has significant prior investment experience; including investment in non-registered securities and that he recognizes the highly speculative nature of this investment.

	(c)	The undersigned has evaluated the risks of receiving the USA
Securities as consideration for the amount invested in the Company.

	(d)	The undersigned has sufficient available financial resources to provide adequately for his current needs, including possible personal contingencies, and can bear the economic risk of a complete loss of his investment hereunder without materially affecting his financial condition.

	(e)	The undersigned understands that the Company's operations are subject to all the risks inherent in financing the operations of a new business; the Company is, accordingly, subject to numerous risks; and the USA Securities are, therefore, a speculative investment which involves a high degree of risk of loss, including the potential loss of his entire investment in the Company.

	(f)	The undersigned has been given the opportunity to ask questions of the Company concerning the financial condition of the Company and to obtain additional information necessary to verify the accuracy of the information, as the undersigned desires.

                                                  76
	(g)	The undersigned is familiar with the financial condition and prospects of the business of the Company, has reviewed the Company's and its most recent financial statements, has been furnished any materials relating to the Company and its activities, the offering of the USA Securities or anything set forth in the Subscription Agreement which he has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representation or information set forth in the Subscription Agreement.

	(h)	The Company, its officers, directors and employees have answered all inquiries that the undersigned has put to them concerning the Company and its activities and this subscription.

	(i)	The undersigned has not been furnished any literature other than this Subscription Agreement and the accompanying documents and the undersigned has relied only on the information contained herein, in the accompanying and the information furnished or made available to him by the Company as described here inabove. Furthermore, as set forth above, no representations or warranties have been made to the undersigned, or to his advisors, by the Company, or its officers, directors, employees or representatives with respect to the business of the Company, and/or the economic, tax or any other aspects or consequences of a purchase of the USA Securities and that the undersigned has not relied upon any information concerning this subscription, written or oral, other than contained in this Subscription Agreement and the accompanying documents, or provided by the Company upon request.

	(j)	The undersigned is relying upon his own counsel, accountant, business advisor(s) and/or others, concerning legal, tax, business and related aspects of his subscription hereunder and his investment in the Company.

	(k)	The undersigned understands (i) the Company's financial and
operating history is set forth in the Company's financial statements (ii) that the USA Securities are speculative investments which involve a high degree of risk, and (iii) that the Company, its officers, directors, and employees, and their affiliates may perform services on behalf of the Company and may receive substantial fees, distributions, and compensation for performing these services.

	(l)	The undersigned understands that the USA Securities have not been registered under the Securities Act or under any applicable Blue Sky law, and agrees that the USA Securities may not be sold, USA for sale, transferred, pledged, hypothecated, or otherwise disposed of except in compliance with the Securities Act and any applicable state securities laws or pursuant to an acceptable and proper exemption therefrom, and that the USA Securities will bear an appropriate legend setting forth these restrictions. The undersigned further understands and acknowledges that the undersigned has been advised that the Company has no obligation to cause the USA Securities to be registered under any other provision of the Securities Act or any other applicable Blue Sky laws or to comply with any exemption under the Securities Act or any Blue Sky law that would permit the USA Securities to be sold by the undersigned. The undersigned understands the legal consequences of the foregoing to mean that the undersigned must bear the economic risk of an investment in the USA Securities for an indefinite period of time.

                                                  77
	(m)	The undersigned understands that the neither this Subscription
Agreement nor the accompanying documents have not been approved or disapproved by the SEC or any state securities commission, nor has any such commission passed upon the accuracy or adequacy of the such documents or the fairness of this subscription. Any representation to the contrary is unlawful.

	(n)	Except as otherwise set forth below, the undersigned is not (i)
a person who is a citizen of a country other than the United States, (ii) an entity organized under the laws of a government other than the government of the United States or any of its states, territories or possessions, (iii) a government other than the government of the United States or any of its states, territories or possessions or (iv) a representative of, or an individual or entity controlled by any of the foregoing (collectively, an "Alien"), and the undersigned hereby agrees not to transfer, assign, hypothecate or otherwise dispose of the USA Securities to any Alien.

	(o)	The undersigned is acquiring the USA Securities for which he hereby subscribes for his own account, as principal, and no other person has a direct or indirect beneficial interest in the USA Securities. The undersigned agrees that he will not sell, transfer or otherwise dispose of any of the USA Securities unless they are registered under the Securities Act or unless an exemption from such registration is available.

	(p)	The undersigned is not directly or indirectly in any way
affiliated with any entity that is a competitor of the Company, exclusive of an equity ownership of not more than 2% in any publicly owned company.

	(q)	All of the information which the undersigned has furnished to the Company with respect to his financial position and business experience, and all representations provided by the undersigned, are correct and complete as of the date of this Agreement, and the undersigned covenants that until the closing on the USA Securities subscribed for, he shall inform the Company of any changes in the representations provided by the undersigned hereunder.

	(r)	The address set forth below is the undersigned's correct home address or, if he is other than an individual, the correct address of the undersigned's principal office and he has no present intention of changing such address. If an individual, he is at least 21 years old.

	(s)	The undersigned hereby authorizes the Company to call his bank and/or place of employment or otherwise inquire regarding his financial standing.

	(t)	The undersigned's overall commitment to investments which are not readily marketable is not disproportionate to his net worth and his investment in the USA Securities will not cause such overall commitment to become excessive. If he is a Massachusetts resident, the undersigned certifies that his proposed investment in the Company does not exceed 25% of his net worth, which includes the net worth of his spouse, excluding his residence and furnishings therein.

                                                 78
	(u)	If the undersigned is a corporation, partnership, trust or other entity, (i) it is authorized and qualified to become a stockholder in, and authorized to make its investment in, the Company; (ii) in the event all of its equity owners are not accredited investors, it has not been formed for the purpose of acquiring any interest in the Company, has been in existence for more than 90 days prior to the date hereof, and on a consolidated basis, it meets the net worth requirements for qualifying as an accredited investor, as indicated by its most recent financial statement; and (iii) the person signing this Subscription Agreement on behalf of such entity has been authorized to do so.

	(v)	The undersigned acknowledged that the offer and sale of the USA
Securities is intended to be exempt from registration under the securities laws of certain states. If he resides in any of the following states, he has noted the language below, which he understands is required to be included in this Agreement by the securities laws of those states:

Indiana. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 23-2-1-3 of the Indiana Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Connecticut. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 36-485 of the Connecticut Uniform Securities Act, as amended and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Act or exemption therefrom.

Texas. The undersigned hereby acknowledges that the USA Securities have not been registered under any state securities law and cannot be transferred or resold unless they are subsequently registered under applicable securities laws or exempt therefrom.

Utah. The undersigned hereby acknowledges that the USA Securities have not been registered under Utah Uniform USA Securities Act, as amended, and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Washington. The undersigned hereby acknowledges that the USA Securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and the applicable state securities laws, pursuant to registration or exemption therefrom. The undersigned further acknowledges that the undersigned must bear the financial risks of this investment for an indefinite period of time.

New York. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 359-e of the New York Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

                                                 79
New Jersey. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 49:3-56 of the New Jersey Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Georgia. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 10-5-5 of the Georgia Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Pennsylvania. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 201 of the Pennsylvania Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom. Furthermore, the undersigned acknowledges that he is aware of his right, pursuant to Sec. 207(m)(2) to withdraw his acceptance without incurring any liability to the seller within two (2) business days from the date of receipt by the issuer of his written binding contract of purchase.

Illinois. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 5 of the Illinois Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Florida. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 517.07 of the Florida Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

California. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 25110 of the California Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

                                                 80
Maryland. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 11-501 of the Maryland Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

	(w)	The foregoing representations, warranties, agreements,
undertakings, and acknowledgments are made by the undersigned with the intent that they be relied upon in determining the Undersigned's suitability as a subscriber of USA Securities, and the undersigned agrees that those representations, warranties, agreements, undertakings, and acknowledgments shall survive the undersigned's admission as a USA Security holder of the Company. In addition, the undersigned undertakes to notify the Company immediately of any change in any representation, warranty, or other information relating to the undersigned set forth in this Subscription Agreement.

6.	The undersigned's representations and warranties in paragraph 5 hereof shall survive the delivery of this Subscription Agreement, the issuance and delivery of the USA Securities. The undersigned agrees to hold the Company and the Company's directors, officers, employees, agents, counsel and controlling persons (and their respective heirs, representatives, successors and assigns) harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any breach by the undersigned of any such representations and warranties, or as a result of any sale or distribution by the undersigned of the USA Securities in violation of any securities laws.

7.	The undersigned agrees that he cannot cancel, terminate or revoke this
Subscription Agreement or any of this agreements provisions hereunder, that this Subscription Agreement is not transferable or assignable by the undersigned, and that, if he is an individual, this Subscription Agreement shall survive his death or disability, except as provided by any applicable Blue Sky laws.

8.	If the undersigned is more than one person, the obligations of the undersigned shall be joint and several and the representations and warranties herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators, successors and assigns.

9.	Registration Rights.
                                                 81
	(a)	Right to Piggyback.  If The Company or its successor proposes to register any of its securities under the Securities Act on any registration form (otherwise than for the registration of securities to be USA and sold by The Company pursuant to (i) an employee benefit plan or any registration of any securities using SEC Form S-8, (ii) a dividend or interest reinvestment plan,
(iii) other similar plans or (iv) reclassification of securities, mergers, consolidations and acquisitions of assets) permitting a secondary offering or distribution, not less than 90 days prior to each such registration, the Company shall give the Subscriber written notice of such proposal which shall describe in detail the proposed registration and distribution (including those jurisdictions where registration or qualification under the securities or blue sky laws is intended) and, upon the written request of a subscriber to the USA Securities (a "USA Subscriber") furnished within 30 days after the date of any such notice, proceed to include in such registration his or her shares of USA common stock (the "Piggy-Back Shares") as have been requested by a USA Subscriber to be included in such registration. The requesting USA Subscriber shall in his or her request describe briefly the proposed disposition of such Piggy-Back Shares. The Company will in each instance use its best efforts to cause all such Piggy-Back Shares to be registered under the Securities Act and qualified under the securities or blue sky laws of any jurisdiction requested by the USA Subscriber, all to the extent necessary to permit the sale or other disposition thereof (in the manner stated in such request) by such USA Subscriber.

	(b)	Limitation.  If the managing underwriter, who shall be selected by The Company advises The Company in writing that, in its opinion, the inclusion of the Piggy-Back Shares with the securities being registered by the Company would materially adversely affect the distribution of all such securities, then the Company will include in such registration (i) first, the securities the Company proposes to sell and (ii) second, the Piggy-Back Shares requested to be included in such registration, pro rata among the USA Subscriber's.

	(c)	Selection of Underwriter; Participation in Underwritten
Registrations. For inclusion of Piggy-Back Shares in any registration of securities by the Company a requesting USA Subscriber will be required to accept the selection of an underwriter by the Company and will be required to execute an underwriting agreement with such underwriter that is in customary form. No USA Subscriber may participate in any registration hereunder which is underwritten unless such USA Subscriber (i) agrees to sell his Piggy-Back
Shares on the basis provided in any underwriting arrangements approved by the Company, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Piggy-Back Shares included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding the USA Subscriber and the USA Subscriber's intended method of distribution.

	(d)	Withdrawal of Registration.  Nothing in this Agreement shall be deemed to require The Company to proceed with any registration of its securities after giving the notice as provided herein; provided, however, that the Company shall pay all expenses incurred pursuant to such notice.

                                                82
	(e)	Registration and Qualification Procedures.  Whenever the Company
is required by the provisions of this Subscription Agreement to effect the registration of any of its securities under the Securities Act, the Company will, as expeditiously as is practicable prepare and file with the SEC a registration statement with respect to such Piggy-Back Shares and shall reasonably cooperate with each USA Subscriber whose Piggy-Back Shares are to be included therein and shall use its reasonable best efforts to register or qualify the securities covered by such registration statement under the securities or blue sky laws of such jurisdictions within the United States as the USA Subscriber shall reasonably request, and do such other reasonable acts and things as may be required of it to enable the USA Subscriber to conclude the sale or other disposition in such jurisdictions of the Piggy-Back Shares owned by him or her; provided, however, that the Company shall not be required to (a) qualify as a foreign corporation or consent to a general and unlimited service of process in any such jurisdiction, (b) subject itself to any material taxation in any such jurisdiction, or (iii) qualify as a dealer in securities.

	(f)	Registration  Expenses.  If The Company is required by the
provisions of this Section to use its best efforts to effect the registration or qualification under the Securities Act or any state securities or blue sky laws of any of the Piggy-Back Shares, the Company shall pay all expenses in connection therewith, including (i) all expenses incident to filing with the National Association of Securities Dealers, Inc., (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, (v) expenses of
any special audits   incident to or required by any such registration or
qualification, and (vi) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however, the Company shall not be liable for (1) any discounts or commissions to any underwriter attributable to Piggy-Back Shares being sold; (2) any stock transfer taxes incurred in respect of the Piggy-Back Shares being sold; or (3) the legal fees of any USA Subscriber.

10.	Miscellaneous.

	(a)	All notices or other communications given or made hereunder
shall be in writing and shall be delivered by hand, against written receipt, or mailed by registered or certified mail, return receipt requested, postage prepaid, to the undersigned at his address set forth below and to the Company at their address set forth above. Notices shall be deemed given on the date of receipt or, if mailed, three business days after mailing, except notices of change of address, which shall be deemed given when received.

	(b)	Notwithstanding the place where this Agreement may be executed by the undersigned or the Company, they agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

	(c)	This Agreement constitutes the entire agreement between the
undersigned and the Company with respect to the subject matter hereof and may be amended only by a writing executed by each of them.
        (d)	This Agreement shall be binding upon and inure to the benefit of each of the undersigned and the Company and their respective heirs, legal representatives, successors and assigns.

        (e)	In order to discourage frivolous claims, the undersigned and the
Company agree that, unless the party who is a claimant succeeds in obtaining a judgment against the other in an action or proceeding, the other shall be entitled to recover all of their legal costs and expenses relating to such action or proceeding and/or incurred in the preparation therefor.

                                                83
(f)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

	(g)	The waiver by either the undersigned or the Company of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach of any provision of this Agreement.

	(h)	The undersigned and the Company agree to execute and deliver all further documents, agreements and instruments and to take such further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

	(i)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

	(j)	References in this Agreement to the pronouns "him", "he" and
"his" are not intended to convey the masculine gender and are employed in a generic sense and apply equally to the male and female genders or to an entity.


(Remainder of this page intentionally left blank)

                                               84
11.	The undersigned is delivering herewith: (i) the securities as first described above in the amount of the subscription; (ii) one copy of the Investor Questionnaire, completed, dated and signed by the Investor; and (iii) two signed copies of this Subscription Agreement, one of which will be countersigned by the Company and returned to the undersigned. The undersigned has signed this Subscription Agreement as of the date indicated below.

Dated:	March 31st. 2003   .
      ----------------------

-----------------------                                 ---------------------------------
Signature of subscriber					Signature of spouse, joint tenant,
	                                                Tenant in common or other signature,
	                                                if required
Chris Giordano
--------------------------------	                ----------------------------------
Type or print name of subscriber			Type or print name of spouse, joint
		                                        Tenant, tenant in common or other
(973) 785 7772		                                signer
------------------------------
Telephone number of subscriber

232 Overmount Ave # 18
------------------------------                          --------------------------------------
Address of subscriber					Address of spouse, joint tenant, tenant
							in common or other signer
West Paterson   NJ         07424
--------------------------------
City          State      Zip Code

-----------------------------------------		------------------------------------------
Social security or taxpayer identification		Social security or taxpayer identification
number of subscriber					number of other signatory

-----	 	Is an Alien as defined in
Yes		Paragraph 5(o) above

Subscription Accepted:

SUNRISE U.S.A. INCORPORATED.


By:
   --------------------------
                         Title

Dated:	March 31st. 2003
      ------------------------------

                                             85

Exhibit 4.7 (iii)

SUBSCRIPTION AGREEMENT

Subject to the terms and conditions hereinafter set forth, the undersigned (the "Subscriber"), hereby subscribes and purchases the securities of SUNRISE U.S.A. INCORPORATED ("USA" or the "Company") a Nevada corporation, as follows:

USA Securities Subscribed For:

500,000	         Shares of USA common stock $0.01 par value (the "Shares")
---------

1.	A purchaser of USA Securities will be unable to resell them unless they are registered pursuant to a current registration statement and qualified for sale in jurisdictions in which the holder resides or an exemption from such registration and/or qualification exists in each jurisdiction. (Further see paragraph 9 hereto).

2.	The undersigned hereby represents that he has been furnished by the
Company with the Company's financial statements for the period 1999-2000, and with all information regarding the Company which the Subscriber has or had requested or desires or desired to know. Additional information may be requested from the Company in writing or by oral request made to the Company at the address or telephone number set forth below.

3.	Except as provided by applicable state securities ("Blue Sky") laws, the
Subscriber does not have the right to withdraw or revoke his subscription unless it has not been accepted by the final closing date. If this subscription is rejected, the securities representing all of the Subscriber's subscription payments will be promptly returned and this Agreement will be deemed canceled and of no further force and effect.

4.	AN INVESTMENT IN THE SECURITIES OF THE COMPANY HEREBY INVOLVES A HIGH
DEGREE OF RISK, RESTRICTED TRANSFERABILITY AND SUBSTANTIAL DILUTION. ACCORDINGLY, THESE SECURITIES SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT, PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT SHOULD CAREFULLY CONSIDER, AMONG OTHERS, THE FOLLOWING RISK FACTORS IN MAKING AN INVESTMENT IN THE COMPANY. The fact that certain risks are discussed herein does not mean there are not other material risks of which a purchaser should be aware. The undersigned purchaser hereby acknowledges that he or she is aware that:

	(a)	NEITHER THE SECURITIES AND EXCHANGE COMMISSION (the "SEC") NOR
ANY STATE AGENCY HAS PASSED ON THE ADQEQUACY OR ACCURACY OF THIS AGREEMENT NOR MADE ANY FINDING OR DETERMINATION AS TO THE FAIRNESS OF THIS INVESTMENT ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                      86
	(b)	None of the securities of USA offered hereby have been
registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state, and will be distributed and sold by USA in reliance on exemptions from the registration requirements of these laws, including, but not limited to, Sections 4(2) and 4(6) of the Securities Act and/or Regulation D promulgated thereunder ("Regulation D"), and that reliance on such exemption is based, in part, upon the securities USA hereunder are being purchased by persons who are either "accredited investors" as such term is defined in Rule 501 of Regulation D or who otherwise qualify as a non-accredited investor in accordance with such rules and regulations.

	(c)	An investment in the Company depends upon the undersigned's
particular circumstances. No information concerning the Company other than that contained herein or therein has been provided to subscribers. The information presented herein and therein is not complete. Subscribers are cautioned not to construe this Subscription Agreement, the accompanying documents or any prior or subsequent communications as constituting investment, legal, tax or accounting advice. AN INVESTOR SHOULD CONFER WITH AND RELY ON HIS OWN INVESTMENT AND TAX ADVISORS AS TO THE SUBSTANTIAL RISKS INHERENT IN AN INVESTMENT HEREIN AND THE TAX CONSEQUENCES TO HIM AS A RESULT OF HIS INVESTMENT. THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE COMPANY EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THE OFFERING DOCUMENTS.

	(d)	This Subscription Agreement does not constitute an offer to sell or a solicitation of an offer to buy any of the USA Securities to anyone in any state or in any other jurisdiction in which an offer or solicitation is not authorized.

	(e)	The Company will provide additional information, if such is
reasonably available, which a Subscriber or his representative may request for the purpose of evaluating the merits and risks of this subscription including any such information, if available, as would be included in a registration statement. The Company will also provide each Subscriber or his representative with an opportunity to meet and confer with its principals regarding all aspects of the Company's business. No offering literature or advertising in any form is being employed in the subscription except for this Subscription Agreement and the accompanying documents. No person is authorized to give any information or to make any representation not contained in this Subscription Agreement or the accompanying documents. Any representation not contained herein or therein must not be relied upon as having been authorized by the Company or its officers.
Any distribution or reproduction of this Subscription Agreement or of the accompanying documents, in whole or part, or the divulgence of any of their contents, without the prior written consent of the Company, is prohibited.

                                      87
	(f)	An investment in the Company is an illiquid investment.  In
particular, the undersigned recognizes that: the undersigned must bear the economic risk of investment in the Company for an indefinite period of time since the USA Securities have not been registered under the Securities Act, and, therefore, cannot be sold unless either they are subsequently registered under the Securities Act or an exemption from such registration is available and a favorable opinion of counsel for the Company to such effect is obtained.

The Company may place a legend on the certificates evidencing the USA Securities stating that they have not been registered under the Securities Act and setting forth or referring to the restriction on the sale, transfer or disposition thereof. The Subscriber is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the sale, transfer, or disposition of the USA Securities.

5.	The undersigned represents and warrants to the Company that:

	(a)	The undersigned has reviewed this Subscription Agreement and the accompanying documents, in connection with deciding to acquire the USA
Securities.

	(b)	The undersigned or the undersigned's duly appointed and
qualified investment advisor has the requisite knowledge and experience in financial and business matters for properly evaluating the merits and risks of investment in the Company and of making an informed investment decision. The undersigned acknowledges that he also has significant prior investment experience; including investment in non-registered securities and that he recognizes the highly speculative nature of this investment.

	(c)	The undersigned has evaluated the risks of receiving the USA
Securities as consideration for the amount invested in the Company.

	(d)	The undersigned has sufficient available financial resources to provide adequately for his current needs, including possible personal contingencies, and can bear the economic risk of a complete loss of his investment hereunder without materially affecting his financial condition.

	(e)	The undersigned understands that the Company's operations are subject to all the risks inherent in financing the operations of a new business; the Company is, accordingly, subject to numerous risks; and the USA Securities are, therefore, a speculative investment which involves a high degree of risk of loss, including the potential loss of his entire investment in the Company.

	(f)	The undersigned has been given the opportunity to ask questions of the Company concerning the financial condition of the Company and to obtain additional information necessary to verify the accuracy of the information, as the undersigned desires.

                                         88
	(g)	The undersigned is familiar with the financial condition and prospects of the business of the Company, has reviewed the Company's and its most recent financial statements, has been furnished any materials relating to the Company and its activities, the offering of the USA Securities or anything set forth in the Subscription Agreement which he has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representation or information set forth in the Subscription Agreement.

	(h)	The Company, its officers, directors and employees have answered all inquiries that the undersigned has put to them concerning the Company and its activities and this subscription.

	(i)	The undersigned has not been furnished any literature other than this Subscription Agreement and the accompanying documents and the undersigned has relied only on the information contained herein, in the accompanying and the information furnished or made available to him by the Company as described hereinabove. Furthermore, as set forth above, no representations or warranties have been made to the undersigned, or to his advisors, by the Company, or its officers, directors, employees or representatives with respect to the business of the Company, and/or the economic, tax or any other aspects or consequences of a purchase of the USA Securities and that the undersigned has not relied upon any information concerning this subscription, written or oral, other than contained in this Subscription Agreement and the accompanying documents, or provided by the Company upon request.

	(j)	The undersigned is relying upon his own counsel, accountant, business advisor(s) and/or others, concerning legal, tax, business and related aspects of his subscription hereunder and his investment in the Company.

	(k)	The undersigned understands (i) the Company's financial and
operating history is set forth in the Company's financial statements (ii) that the USA Securities are speculative investments which involve a high degree of risk, and (iii) that the Company, its officers, directors, and employees, and their affiliates may perform services on behalf of the Company and may receive substantial fees, distributions, and compensation for performing these services.

	(l)	The undersigned understands that the USA Securities have not been registered under the Securities Act or under any applicable Blue Sky law, and agrees that the USA Securities may not be sold, USA for sale, transferred, pledged, hypothecated, or otherwise disposed of except in compliance with the Securities Act and any applicable state securities laws or pursuant to an acceptable and proper exemption therefrom, and that the USA Securities will bear an appropriate legend setting forth these restrictions. The undersigned further understands and acknowledges that the undersigned has been advised that the Company has no obligation to cause the USA Securities to be registered under any other provision of the Securities Act or any other applicable Blue Sky laws or to comply with any exemption under the Securities Act or any Blue Sky law that would permit the USA Securities to be sold by the undersigned. The undersigned understands the legal consequences of the foregoing to mean that the undersigned must bear the economic risk of an investment in the USA Securities for an indefinite period of time.

                                         89
	(m)	The undersigned understands that the neither this Subscription
Agreement nor the accompanying documents have not been approved or disapproved by the SEC or any state securities commission, nor has any such commission passed upon the accuracy or adequacy of the such documents or the fairness of this subscription. Any representation to the contrary is unlawful.

	(n)	Except as otherwise set forth below, the undersigned is not (i)
a person who is a citizen of a country other than the United States, (ii) an entity organized under the laws of a government other than the government of the United States or any of its states, territories or possessions, (iii) a government other than the government of the United States or any of its states, territories or possessions or (iv) a representative of, or an individual or entity controlled by any of the foregoing (collectively, an "Alien"), and the undersigned hereby agrees not to transfer, assign, hypothecate or otherwise dispose of the USA Securities to any Alien.

	(o)	The undersigned is acquiring the USA Securities for which he hereby subscribes for his own account, as principal, and no other person has a direct or indirect beneficial interest in the USA Securities. The undersigned agrees that he will not sell, transfer or otherwise dispose of any of the USA Securities unless they are registered under the Securities Act or unless an exemption from such registration is available.

	(p)	The undersigned is not directly or indirectly in any way
affiliated with any entity that is a competitor of the Company, exclusive of an equity ownership of not more than 2% in any publicly owned company.

	(q)	All of the information which the undersigned has furnished to the Company with respect to his financial position and business experience, and all representations provided by the undersigned, are correct and complete as of the date of this Agreement, and the undersigned covenants that until the closing on the USA Securities subscribed for, he shall inform the Company of any changes in the representations provided by the undersigned hereunder.

	(r)	The address set forth below is the undersigned's correct home address or, if he is other than an individual, the correct address of the undersigned's principal office and he has no present intention of changing such address. If an individual, he is at least 21 years old.

	(s)	The undersigned hereby authorizes the Company to call his bank and/or place of employment or otherwise inquire regarding his financial standing.

	(t)	The undersigned's overall commitment to investments which are not readily marketable is not disproportionate to his net worth and his investment in the USA Securities will not cause such overall commitment to become excessive. If he is a Massachusetts resident, the undersigned certifies that his proposed investment in the Company does not exceed 25% of his net worth, which includes the net worth of his spouse, excluding his residence and furnishings therein.

                                        90
	(u)	If the undersigned is a corporation, partnership, trust or other entity, (i) it is authorized and qualified to become a stockholder in, and authorized to make its investment in, the Company; (ii) in the event all of its equity owners are not accredited investors, it has not been formed for the purpose of acquiring any interest in the Company, has been in existence for more than 90 days prior to the date hereof, and on a consolidated basis, it meets the net worth requirements for qualifying as an accredited investor, as indicated by its most recent financial statement; and (iii) the person signing this Subscription Agreement on behalf of such entity has been authorized to do so.

	(v)	The undersigned acknowledged that the offer and sale of the USA
Securities is intended to be exempt from registration under the securities laws of certain states. If he resides in any of the following states, he has noted the language below, which he understands is required to be included in this Agreement by the securities laws of those states:

Indiana. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 23-2-1-3 of the Indiana Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Connecticut. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 36-485 of the Connecticut Uniform Securities Act, as amended and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Act or exemption therefrom.

Texas. The undersigned hereby acknowledges that the USA Securities have not been registered under any state securities law and cannot be transferred or resold unless they are subsequently registered under applicable securities laws or exempt therefrom.

Utah. The undersigned hereby acknowledges that the USA Securities have not been registered under Utah Uniform USA Securities Act, as amended, and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Washington. The undersigned hereby acknowledges that the USA Securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and the applicable state securities laws, pursuant to registration or exemption therefrom. The undersigned further acknowledges that the undersigned must bear the financial risks of this investment for an indefinite period of time.

                                       91
New York. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 359-e of the New York Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

New Jersey. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 49:3-56 of the New Jersey Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Georgia. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 10-5-5 of the Georgia Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Pennsylvania. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 201 of the Pennsylvania Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom. Furthermore, the undersigned acknowledges that he is aware of his right, pursuant to Sec. 207(m)(2) to withdraw his acceptance without incurring any liability to the seller within two (2) business days from the date of receipt by the issuer of his written binding contract of purchase.

Illinois. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 5 of the Illinois Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein.
The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Florida. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 517.07 of the Florida Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

California. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 25110 of the California Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

                                       92
Maryland. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 11-501 of the Maryland Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

(w)	The foregoing representations, warranties, agreements, undertakings, and acknowledgments are made by the undersigned with the intent that they be relied upon in determining the Undersigned's suitability as a subscriber of USA Securities, and the undersigned agrees that those representations, warranties, agreements, undertakings, and acknowledgments shall survive the undersigned's admission as a USA Security holder of the Company. In addition, the undersigned undertakes to notify the Company immediately of any change in any representation, warranty, or other information relating to the undersigned set forth in this Subscription Agreement.

6.	The undersigned's representations and warranties in paragraph 5 hereof shall survive the delivery of this Subscription Agreement, the issuance and delivery of the USA Securities. The undersigned agrees to hold the Company and the Company's directors, officers, employees, agents, counsel and controlling persons (and their respective heirs, representatives, successors and assigns) harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any breach by the undersigned of any such representations and warranties, or as a result of any sale or distribution by the undersigned of the USA Securities in violation of any securities laws.

7.	The undersigned agrees that he cannot cancel, terminate or revoke this
Subscription Agreement or any of this agreements provisions hereunder, that this Subscription Agreement is not transferable or assignable by the undersigned, and that, if he is an individual, this Subscription Agreement shall survive his death or disability, except as provided by any applicable Blue Sky laws.

8.	If the undersigned is more than one person, the obligations of the undersigned shall be joint and several and the representations and warranties herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators, successors and assigns.

9.	Registration Rights.

                                        93
(a)	Right to Piggyback.  If The Company or its successor proposes to register any of its securities under the Securities Act on any registration form (otherwise than for the registration of securities to be USA and sold by The Company pursuant to (i) an employee benefit plan or any registration of any securities using SEC Form S-8, (ii) a dividend or interest reinvestment plan,
(iii) other similar plans or (iv) reclassification of securities, mergers, consolidations and acquisitions of assets) permitting a secondary offering or distribution, not less than 90 days prior to each such registration, the Company shall give the Subscriber written notice of such proposal which shall describe in detail the proposed registration and distribution (including those jurisdictions where registration or qualification under the securities or blue sky laws is intended) and, upon the written request of a subscriber to the USA Securities (a "USA Subscriber") furnished within 30 days after the date of any such notice, proceed to include in such registration his or her shares of USA common stock (the "Piggy-Back Shares") as have been requested by a USA Subscriber to be included in such registration. The requesting USA Subscriber shall in his or her request describe briefly the proposed disposition of such Piggy-Back Shares. The Company will in each instance use its best efforts to cause all such Piggy-Back Shares to be registered under the Securities Act and qualified under the securities or blue sky laws of any jurisdiction requested by the USA Subscriber, all to the extent necessary to permit the sale or other disposition thereof (in the manner stated in such request) by such USA Subscriber.

	(b)	Limitation.  If the managing underwriter, who shall be selected by The Company advises The Company in writing that, in its opinion, the inclusion of the Piggy-Back Shares with the securities being registered by the Company would materially adversely affect the distribution of all such securities, then the Company will include in such registration (i) first, the securities the Company proposes to sell and (ii) second, the Piggy-Back Shares requested to be included in such registration, pro rata among the USA Subscriber's.

	(c)	Selection of Underwriter; Participation in Underwritten
Registrations. For inclusion of Piggy-Back Shares in any registration of securities by the Company a requesting USA Subscriber will be required to accept the selection of an underwriter by the Company and will be required to execute an underwriting agreement with such underwriter that is in customary form. No USA Subscriber may participate in any registration hereunder which is underwritten unless such USA Subscriber (i) agrees to sell his Piggy-Back Shares on the basis provided in any underwriting arrangements approved by the Company, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Piggy-Back Shares included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding the USA Subscriber and the USA Subscriber's intended method of distribution.

	(d)	Withdrawal of Registration.  Nothing in this Agreement shall be deemed to require The Company to proceed with any registration of its securities after giving the notice as provided herein; provided, however, that the Company shall pay all expenses incurred pursuant to such notice.

                                       94
	(e)	Registration and Qualification Procedures.  Whenever the
Company is required by the provisions of this Subscription Agreement to effect the registration of any of its securities under the Securities Act, the Company will, as expeditiously as is practicable prepare and file with the SEC a registration statement with respect to such Piggy-Back Shares and shall reasonably cooperate with each USA Subscriber whose Piggy-Back Shares are to be included therein and shall use its reasonable best efforts to register or qualify the securities covered by such registration statement under the securities or blue sky laws of such jurisdictions within the United States as the USA Subscriber shall reasonably request, and do such other reasonable acts and things as may be required of it to enable the USA Subscriber to conclude the sale or other disposition in such jurisdictions of the Piggy-Back Shares owned by him or her; provided, however, that the Company shall not be required to (a) qualify as a foreign corporation or consent to a general and unlimited service of process in any such jurisdiction, (b) subject itself to any material taxation in any such jurisdiction, or (iii) qualify as a dealer in securities.

	(f)	Registration  Expenses.  If The Company is required by the
provisions of this Section to use its best efforts to effect the registration or qualification under the Securities Act or any state securities or blue sky laws of any of the Piggy-Back Shares, the Company shall pay all expenses in connection therewith, including (i) all expenses incident to filing with the National Association of Securities Dealers, Inc., (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, (v) expenses of
any special audits   incident to or required by any such registration or
qualification, and (vi) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however, the Company shall not be liable for (1) any discounts or commissions to any underwriter attributable to Piggy-Back Shares being sold; (2) any stock transfer taxes incurred in respect of the Piggy-Back Shares being sold; or (3) the legal fees of any USA Subscriber.

10.	Miscellaneous.

	(a)	All notices or other communications given or made hereunder
shall be in writing and shall be delivered by hand, against written receipt, or mailed by registered or certified mail, return receipt requested, postage prepaid, to the undersigned at his address set forth below and to the Company at their address set forth above. Notices shall be deemed given on the date of receipt or, if mailed, three business days after mailing, except notices of change of address, which shall be deemed given when received.

	(b)	Notwithstanding the place where this Agreement may be executed by the undersigned or the Company, they agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

	(c)	This Agreement constitutes the entire agreement between the
undersigned and the Company with respect to the subject matter hereof and may be amended only by a writing executed by each of them.
	(d)	This Agreement shall be binding upon and inure to the benefit of each of the undersigned and the Company and their respective heirs, legal representatives, successors and assigns.

                                       95
	(e)	In order to discourage frivolous claims, the undersigned and the Company agree that, unless the party who is a claimant succeeds in obtaining a judgment against the other in an action or proceeding, the other shall be entitled to recover all of their legal costs and expenses relating to such action or proceeding and/or incurred in the preparation therefor.

	(f)	The invalidity or unenforceability of any provision of this
Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

	(g)	The waiver by either the undersigned or the Company of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach of any provision of this Agreement.

	(h)	The undersigned and the Company agree to execute and deliver all further documents, agreements and instruments and to take such further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

	(i)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

	(j)	References in this Agreement to the pronouns "him", "he" and
"his" are not intended to convey the masculine gender and are employed in a generic sense and apply equally to the male and female genders or to an entity.


(Remainder of this page intentionally left blank)

                                        96
11.	The undersigned is delivering herewith: (i) the securities as first described above in the amount of the subscription; (ii) one copy of the Investor Questionnaire, completed, dated and signed by the Investor; and (iii) two signed copies of this Subscription Agreement, one of which will be countersigned by the Company and returned to the undersigned. The undersigned has signed this Subscription Agreement as of the date indicated below.

Dated:	March 31st. 2003    .
      -----------------------

-----------------------                                 ----------------------------------
Signature of subscriber					Signature of spouse, joint tenant,
                                                  	Tenant in common or other signature,
                                                  	if required
John E. Rayl
--------------------------------                        -----------------------------------
Type or print name of subscriber			Type or print name of spouse, joint
                   		                        Tenant, tenant in common or other
(614) 975-8767		                                signer
--------------------------------
Telephone number of subscriber

2706 Tremont Road
---------------------------------------                 ---------------------------------------
Address of subscriber					Address of spouse, joint tenant, tenant
  						        in common or other signer
Columbus,        Ohio            43221
---------------------------------------
City           State           Zip Code

-----------------------------------------               ------------------------------------------
Social security or taxpayer identification		Social security or taxpayer identification
number of subscriber					number of other signatory

-------	 	Is an Alien as defined in
Yes		Paragraph 5(o) above

Subscription Accepted:

SUNRISE U.S.A. INCORPORATED.


By:
   ------------------------------------
                                  Title

Dated:
      ---------------------------------

                                             97

Exhibit 4.7 (iv)

SUBSCRIPTION AGREEMENT

Subject to the terms and conditions hereinafter set forth, the undersigned (the "Subscriber"), hereby subscribes and purchases the securities of SUNRISE U.S.A. INCORPORATED ("USA" or the "Company") a Nevada corporation, as follows:

USA Securities Subscribed For:

1,500,000	Shares of USA common stock $0.01 par value (the "Shares")
---------

1.	A purchaser of USA Securities will be unable to resell them unless they are registered pursuant to a current registration statement and qualified for sale in jurisdictions in which the holder resides or an exemption from such registration and/or qualification exists in each jurisdiction. (Further see paragraph 9 hereto).

2.	The undersigned hereby represents that he has been furnished by the
Company with the Company's financial statements for the period 1999-2000, and with all information regarding the Company which the Subscriber has or had requested or desires or desired to know. Additional information may be requested from the Company in writing or by oral request made to the Company at the address or telephone number set forth below.

3.	Except as provided by applicable state securities ("Blue Sky") laws, the Subscriber does not have the right to withdraw or revoke his subscription unless it has not been accepted by the final closing date. If this subscription is rejected, the securities representing all of the Subscriber's subscription payments will be promptly returned and this Agreement will be deemed canceled and of no further force and effect.

4.	AN INVESTMENT IN THE SECURITIES OF THE COMPANY HEREBY INVOLVES A HIGH
DEGREE OF RISK, RESTRICTED TRANSFERABILITY AND SUBSTANTIAL DILUTION. ACCORDINGLY, THESE SECURITIES SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT, PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT SHOULD CAREFULLY CONSIDER, AMONG OTHERS, THE FOLLOWING RISK FACTORS IN MAKING AN INVESTMENT IN THE COMPANY. The fact that certain risks are discussed herein does not mean there are not other material risks of which a purchaser should be aware. The undersigned purchaser hereby acknowledges that he or she is aware that:

	(a)	NEITHER THE SECURITIES AND EXCHANGE COMMISSION (the "SEC") NOR
ANY STATE AGENCY HAS PASSED ON THE ADQEQUACY OR ACCURACY OF THIS AGREEMENT NOR MADE ANY FINDING OR DETERMINATION AS TO THE FAIRNESS OF THIS INVESTMENT ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                         98
	(b)	None of the securities of USA offered hereby have been
registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state, and will be distributed and sold by USA in reliance on exemptions from the registration requirements of these laws, including, but not limited to, Sections 4(2) and 4(6) of the Securities Act and/or Regulation D promulgated thereunder ("Regulation D"), and that reliance on such exemption is based, in part, upon the securities USA hereunder are being purchased by persons who are either "accredited investors" as such term is defined in Rule 501 of Regulation D or who otherwise qualify as a non-accredited investor in accordance with such rules and regulations.

	(c)	An investment in the Company depends upon the undersigned's
particular circumstances. No information concerning the Company other than that contained herein or therein has been provided to subscribers. The information presented herein and therein is not complete. Subscribers are cautioned not to construe this Subscription Agreement, the accompanying documents or any prior or subsequent communications as constituting investment, legal, tax or accounting advice. AN INVESTOR SHOULD CONFER WITH AND RELY ON HIS OWN INVESTMENT AND TAX ADVISORS AS TO THE SUBSTANTIAL RISKS INHERENT IN AN INVESTMENT HEREIN AND THE TAX CONSEQUENCES TO HIM AS A RESULT OF HIS INVESTMENT. THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE COMPANY EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THE OFFERING DOCUMENTS.

	(d)	This Subscription Agreement does not constitute an offer to
sell or a solicitation of an offer to buy any of the USA Securities to anyone in any state or in any other jurisdiction in which an offer or solicitation is not authorized.

	(e)	The Company will provide additional information, if such is
reasonably available, which a Subscriber or his representative may request for the purpose of evaluating the merits and risks of this subscription including any such information, if available, as would be included in a registration statement. The Company will also provide each Subscriber or his representative with an opportunity to meet and confer with its principals regarding all aspects of the Company's business. No offering literature or advertising in any form is being employed in the subscription except for this Subscription Agreement and the accompanying documents. No person is authorized to give any information or to make any representation not contained in this Subscription Agreement or the accompanying documents. Any representation not contained herein or therein must not be relied upon as having been authorized by the Company or its officers.
Any distribution or reproduction of this Subscription Agreement or of the accompanying documents, in whole or part, or the divulgence of any of their contents, without the prior written consent of the Company, is prohibited.

                                       99
(f)	An investment in the Company is an illiquid investment.  In particular, the undersigned recognizes that: the undersigned must bear the economic risk of investment in the Company for an indefinite period of time since the USA Securities have not been registered under the Securities Act, and, therefore, cannot be sold unless either they are subsequently registered under the Securities Act or an exemption from such registration is available and a favorable opinion of counsel for the Company to such effect is obtained.

The Company may place a legend on the certificates evidencing the USA Securities stating that they have not been registered under the Securities Act and setting forth or referring to the restriction on the sale, transfer or disposition thereof. The Subscriber is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the sale, transfer, or disposition of the USA Securities.

5.	The undersigned represents and warrants to the Company that:

	(a)	The undersigned has reviewed this Subscription Agreement and the accompanying documents, in connection with deciding to acquire the USA
Securities.

	(b)	The undersigned or the undersigned's duly appointed and
qualified investment advisor has the requisite knowledge and experience in financial and business matters for properly evaluating the merits and risks of investment in the Company and of making an informed investment decision. The undersigned acknowledges that he also has significant prior investment experience; including investment in non-registered securities and that he recognizes the highly speculative nature of this investment.

	(c)	The undersigned has evaluated the risks of receiving the USA
Securities as consideration for the amount invested in the Company.

	(d)	The undersigned has sufficient available financial resources to provide adequately for his current needs, including possible personal contingencies, and can bear the economic risk of a complete loss of his investment hereunder without materially affecting his financial condition.

	(e)	The undersigned understands that the Company's operations are subject to all the risks inherent in financing the operations of a new business; the Company is, accordingly, subject to numerous risks; and the USA Securities are, therefore, a speculative investment which involves a high degree of risk of loss, including the potential loss of his entire investment in the Company.

	(f)	The undersigned has been given the opportunity to ask questions of the Company concerning the financial condition of the Company and to obtain additional information necessary to verify the accuracy of the information, as the undersigned desires.

                                          100
	(g)	The undersigned is familiar with the financial condition and prospects of the business of the Company, has reviewed the Company's and its most recent financial statements, has been furnished any materials relating to the Company and its activities, the offering of the USA Securities or anything set forth in the Subscription Agreement which he has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representation or information set forth in the Subscription Agreement.

	(h)	The Company, its officers, directors and employees have answered all inquiries that the undersigned has put to them concerning the Company and its activities and this subscription.

	(i)	The undersigned has not been furnished any literature other than this Subscription Agreement and the accompanying documents and the undersigned has relied only on the information contained herein, in the accompanying and the information furnished or made available to him by the Company as described hereinabove. Furthermore, as set forth above, no representations or warranties have been made to the undersigned, or to his advisors, by the Company, or its officers, directors, employees or representatives with respect to the business of the Company, and/or the economic, tax or any other aspects or consequences of a purchase of the USA Securities and that the undersigned has not relied upon any information concerning this subscription, written or oral, other than contained in this Subscription Agreement and the accompanying documents, or provided by the Company upon request.

	(j)	The undersigned is relying upon his own counsel, accountant, business advisor(s) and/or others, concerning legal, tax, business and related aspects of his subscription hereunder and his investment in the Company.

	(k)	The undersigned understands (i) the Company's financial and
operating history is set forth in the Company's financial statements (ii) that the USA Securities are speculative investments which involve a high degree of risk, and (iii) that the Company, its officers, directors, and employees, and their affiliates may perform services on behalf of the Company and may receive substantial fees, distributions, and compensation for performing these services.

	(l)	The undersigned understands that the USA Securities have not been registered under the Securities Act or under any applicable Blue Sky law, and agrees that the USA Securities may not be sold, USA for sale, transferred, pledged, hypothecated, or otherwise disposed of except in compliance with the Securities Act and any applicable state securities laws or pursuant to an acceptable and proper exemption therefrom, and that the USA Securities will bear an appropriate legend setting forth these restrictions. The undersigned further understands and acknowledges that the undersigned has been advised that the Company has no obligation to cause the USA Securities to be registered under any other provision of the Securities Act or any other applicable Blue Sky laws or to comply with any exemption under the Securities Act or any Blue Sky law that would permit the USA Securities to be sold by the undersigned. The undersigned understands the legal consequences of the foregoing to mean that the undersigned must bear the economic risk of an investment in the USA Securities for an indefinite period of time.

	(m)	The undersigned understands that the neither this Subscription
Agreement nor the accompanying documents have not been approved or disapproved by the SEC or any state securities commission, nor has any such commission passed upon the accuracy or adequacy of the such documents or the fairness of this subscription. Any representation to the contrary is unlawful.

	(n)	Except as otherwise set forth below, the undersigned is not (i)
a person who is a citizen of a country other than the United States, (ii) an entity organized under the laws of a government other than the government of the United States or any of its states, territories or possessions, (iii) a government other than the government of the United States or any of its states, territories or possessions or (iv) a representative of, or an individual or entity controlled by any of the foregoing (collectively, an "Alien"), and the undersigned hereby agrees not to transfer, assign, hypothecate or otherwise dispose of the USA Securities to any Alien.

	(o)	The undersigned is acquiring the USA Securities for which he hereby subscribes for his own account, as principal, and no other person has a direct or indirect beneficial interest in the USA Securities. The undersigned agrees that he will not sell, transfer or otherwise dispose of any of the USA Securities unless they are registered under the Securities Act or unless an exemption from such registration is available.

	(p)	The undersigned is not directly or indirectly in any way
affiliated with any entity that is a competitor of the Company, exclusive of an equity ownership of not more than 2% in any publicly owned company.

	(q)	All of the information which the undersigned has furnished to the Company with respect to his financial position and business experience, and all representations provided by the undersigned, are correct and complete as of the date of this Agreement, and the undersigned covenants that until the closing on the USA Securities subscribed for, he shall inform the Company of any changes in the representations provided by the undersigned hereunder.

	(r)	The address set forth below is the undersigned's correct home address or, if he is other than an individual, the correct address of the undersigned's principal office and he has no present intention of changing such address. If an individual, he is at least 21 years old.

	(s)	The undersigned hereby authorizes the Company to call his bank and/or place of employment or otherwise inquire regarding his financial standing.

	(t)	The undersigned's overall commitment to investments which are not readily marketable is not disproportionate to his net worth and his investment in the USA Securities will not cause such overall commitment to become excessive. If he is a Massachusetts resident, the undersigned certifies that his proposed investment in the Company does not exceed 25% of his net worth, which includes the net worth of his spouse, excluding his residence and furnishings therein.

                                        102
	(u)	If the undersigned is a corporation, partnership, trust or
other entity, (i) it is authorized and qualified to become a stockholder in, and authorized to make its investment in, the Company; (ii) in the event all of its equity owners are not accredited investors, it has not been formed for the purpose of acquiring any interest in the Company, has been in existence for more than 90 days prior to the date hereof, and on a consolidated basis, it meets the net worth requirements for qualifying as an accredited investor, as indicated by its most recent financial statement; and (iii) the person signing this Subscription Agreement on behalf of such entity has been authorized to do so.

	(v)	The undersigned acknowledged that the offer and sale of the USA
Securities is intended to be exempt from registration under the securities laws of certain states. If he resides in any of the following states, he has noted the language below, which he understands is required to be included in this Agreement by the securities laws of those states:

Indiana. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 23-2-1-3 of the Indiana Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Connecticut. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 36-485 of the Connecticut Uniform Securities Act, as amended and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Act or exemption therefrom.

Texas. The undersigned hereby acknowledges that the USA Securities have not been registered under any state securities law and cannot be transferred or resold unless they are subsequently registered under applicable securities laws or exempt therefrom.

Utah. The undersigned hereby acknowledges that the USA Securities have not been registered under Utah Uniform USA Securities Act, as amended, and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Washington. The undersigned hereby acknowledges that the USA Securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and the applicable state securities laws, pursuant to registration or exemption therefrom. The undersigned further acknowledges that the undersigned must bear the financial risks of this investment for an indefinite period of time.

                                        103
New York. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 359-e of the New York Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

New Jersey. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 49:3-56 of the New Jersey Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Georgia. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 10-5-5 of the Georgia Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Pennsylvania. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 201 of the Pennsylvania Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom. Furthermore, the undersigned acknowledges that he is aware of his right, pursuant to Sec. 207(m)(2) to withdraw his acceptance without incurring any liability to the seller within two (2) business days from the date of receipt by the issuer of his written binding contract of purchase.

Illinois. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 5 of the Illinois Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

Florida. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 517.07 of the Florida Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

California. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 25110 of the California Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

                                        104
Maryland. The undersigned hereby acknowledges that the USA Securities have not been registered under Section 11-501 of the Maryland Blue Sky Laws and are subject to restrictions on transferability and sale of securities as set forth herein. The undersigned hereby agrees that the USA Securities will not be transferred or resold without registration under such Laws or exemption therefrom.

	(w)	The foregoing representations, warranties, agreements,
undertakings, and acknowledgments are made by the undersigned with the intent that they be relied upon in determining the Undersigned's suitability as a subscriber of USA Securities, and the undersigned agrees that those representations, warranties, agreements, undertakings, and acknowledgments shall survive the undersigned's admission as a USA Security holder of the Company. In addition, the undersigned undertakes to notify the Company immediately of any change in any representation, warranty, or other information relating to the undersigned set forth in this Subscription Agreement.

6.	The undersigned's representations and warranties in paragraph 5 hereof shall survive the delivery of this Subscription Agreement, the issuance and delivery of the USA Securities. The undersigned agrees to hold the Company and the Company's directors, officers, employees, agents, counsel and controlling persons (and their respective heirs, representatives, successors and assigns) harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any breach by the undersigned of any such representations and warranties, or as a result of any sale or distribution by the undersigned of the USA Securities in violation of any securities laws.

7.	The undersigned agrees that he cannot cancel, terminate or revoke this
Subscription Agreement or any of this agreements provisions hereunder, that this Subscription Agreement is not transferable or assignable by the undersigned, and that, if he is an individual, this Subscription Agreement shall survive his death or disability, except as provided by any applicable Blue Sky laws.

8.	If the undersigned is more than one person, the obligations of the undersigned shall be joint and several and the representations and warranties herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators, successors and assigns.

9.	Registration Rights.

                                        105
	(a)	Right to Piggyback.  If The Company or its successor proposes to register any of its securities under the Securities Act on any registration form (otherwise than for the registration of securities to be USA and sold by The Company pursuant to (i) an employee benefit plan or any registration of any securities using SEC Form S-8, (ii) a dividend or interest reinvestment plan,
(iii) other similar plans or (iv) reclassification of securities, mergers, consolidations and acquisitions of assets) permitting a secondary offering or distribution, not less than 90 days prior to each such registration, the Company shall give the Subscriber written notice of such proposal which shall describe in detail the proposed registration and distribution (including those jurisdictions where registration or qualification under the securities or blue sky laws is intended) and, upon the written request of a subscriber to the USA Securities (a "USA Subscriber") furnished within 30 days after the date of any such notice, proceed to include in such registration his or her shares of USA common stock (the "Piggy-Back Shares") as have been requested by a USA Subscriber to be included in such registration. The requesting USA Subscriber shall in his or her request describe briefly the proposed disposition of such Piggy-Back Shares. The Company will in each instance use its best efforts to cause all such Piggy-Back Shares to be registered under the Securities Act and qualified under the securities or blue sky laws of any jurisdiction requested by the USA Subscriber, all to the extent necessary to permit the sale or other disposition thereof (in the manner stated in such request) by such USA Subscriber.

	(b)	Limitation.  If the managing underwriter, who shall be selected by The Company advises The Company in writing that, in its opinion, the inclusion of the Piggy-Back Shares with the securities being registered by the Company would materially adversely affect the distribution of all such securities, then the Company will include in such registration (i) first, the securities the Company proposes to sell and (ii) second, the Piggy-Back Shares requested to be included in such registration, pro rata among the USA Subscriber's.

	(c)	Selection of Underwriter; Participation in Underwritten
Registrations. For inclusion of Piggy-Back Shares in any registration of securities by the Company a requesting USA Subscriber will be required to accept the selection of an underwriter by the Company and will be required to execute an underwriting agreement with such underwriter that is in customary form. No USA Subscriber may participate in any registration hereunder which is underwritten unless such USA Subscriber (i) agrees to sell his Piggy-Back Shares on the basis provided in any underwriting arrangements approved by the Company, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Piggy-Back Shares included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding the USA Subscriber and the USA Subscriber's intended method of distribution.

	(d)	Withdrawal of Registration.  Nothing in this Agreement shall be deemed to require The Company to proceed with any registration of its securities after giving the notice as provided herein; provided, however, that the Company shall pay all expenses incurred pursuant to such notice.

	(e)	Registration and Qualification Procedures.  Whenever the Company
is required by the provisions of this Subscription Agreement to effect the registration of any of its securities under the Securities Act, the Company will, as expeditiously as is practicable prepare and file with the SEC a registration statement with respect to such Piggy-Back Shares and shall reasonably cooperate with each USA Subscriber whose Piggy-Back Shares are to be included therein and shall use its reasonable best efforts to register or qualify the securities covered by such registration statement under the securities or blue sky laws of such jurisdictions within the United States as the USA Subscriber shall reasonably request, and do such other reasonable acts and things as may be required of it to enable the USA Subscriber to conclude the sale or other disposition in such jurisdictions of the Piggy-Back Shares owned by him or her; provided, however, that the Company shall not be required to (a) qualify as a foreign corporation or consent to a general and unlimited service of process in any such jurisdiction, (b) subject itself to any material taxation in any such jurisdiction, or (iii) qualify as a dealer in securities.

	(f)	Registration  Expenses.  If The Company is required by the
provisions of this Section to use its best efforts to effect the registration or qualification under the Securities Act or any state securities or blue sky laws of any of the Piggy-Back Shares, the Company shall pay all expenses in connection therewith, including (i) all expenses incident to filing with the National Association of Securities Dealers, Inc., (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, (v) expenses of
any special audits   incident to or required by any such registration or
qualification, and (vi) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however, the Company shall not be liable for (1) any discounts or commissions to any underwriter attributable to Piggy-Back Shares being sold; (2) any stock transfer taxes incurred in respect of the Piggy-Back Shares being sold; or (3) the legal fees of any USA Subscriber.

10.	Miscellaneous.

	(a)	All notices or other communications given or made hereunder
shall be in writing and shall be delivered by hand, against written receipt, or mailed by registered or certified mail, return receipt requested, postage prepaid, to the undersigned at his address set forth below and to the Company at their address set forth above. Notices shall be deemed given on the date of receipt or, if mailed, three business days after mailing, except notices of change of address, which shall be deemed given when received.

	(b)	Notwithstanding the place where this Agreement may be executed by the undersigned or the Company, they agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

	(c)	This Agreement constitutes the entire agreement between the
undersigned and the Company with respect to the subject matter hereof and may be amended only by a writing executed by each of them.
	(d)	This Agreement shall be binding upon and inure to the benefit of each of the undersigned and the Company and their respective heirs, legal representatives, successors and assigns.

                                            106
	(e)	In order to discourage frivolous claims, the undersigned and the
Company agree that, unless the party who is a claimant succeeds in obtaining a judgment against the other in an action or proceeding, the other shall be entitled to recover all of their legal costs and expenses relating to such action or proceeding and/or incurred in the preparation therefor.

	(f)	The invalidity or unenforceability of any provision of this
Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

	(g)	The waiver by either the undersigned or the Company of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach of any provision of this Agreement.

	(h)	The undersigned and the Company agree to execute and deliver all further documents, agreements and instruments and to take such further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

	(i)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

	(j)	References in this Agreement to the pronouns "him", "he" and
"his" are not intended to convey the masculine gender and are employed in a generic sense and apply equally to the male and female genders or to an entity.


(Remainder of this page intentionally left blank)

                                               107
11.	The undersigned is delivering herewith: (i) the securities as first described above in the amount of the subscription; (ii) one copy of the Investor Questionnaire, completed, dated and signed by the Investor; and (iii) two signed copies of this Subscription Agreement, one of which will be countersigned by the Company and returned to the undersigned. The undersigned has signed this Subscription Agreement as of the date indicated below.

Dated:	March 31st. 2003	.
      --------------------------

--------------------------------                        ---------------------------------
Signature of subscriber					Signature of spouse, joint tenant,
                                    	                Tenant in common or other signature,
                                                	if required
Charles A. Koenig
--------------------------------                        -----------------------------------
Type or print name of subscriber			Type or print name of spouse, joint
                          		                Tenant, tenant in common or other
(614) 361-2614		                                signer
--------------------------------
Telephone number of subscriber

P.O. Box 1088
--------------------------------                        --------------------------------------
Address of subscriber					Address of spouse, joint tenant, tenant
							in common or other signer
Columbus,     OH 	    43216
---------------------------------
City       State           Zip Code

-----------------------------------------		------------------------------------------
Social security or taxpayer identification		Social security or taxpayer identification
number of subscriber					number of other signatory

-------	 	Is an Alien as defined in
Yes		Paragraph 5(o) above

Subscription Accepted:

SUNRISE U.S.A. INCORPORATED.


By:
   -------------------------------
                             Title

Dated:March 31st. 2003
      ----------------

                                            109
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Exhibit 5.0
OPINION OF CHARLES A. KOENIG, ESQ.

To Whom It May Concern:

                   Re: Sunrise U.S.A. Incorporated

Sunrise U.S.A. Incorporated (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Nevada. The Company has full corporate powers to own its property and conduct its business, as such business is described in the GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS FORM 10-SB. The Company is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

This opinion is given in connection with the registration with the Securities and Exchange Commission of forty-four million nine hundred sixty-five thousand seven hundred twenty-four (44,965,724) shares of common stock.

We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form 10 SB, pursuant to which such shares are being registered and, in so acting, we have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

All of the 44,965,724 shares being registered are now authorized and fully paid but have not been delivered.

Based upon the foregoing, we are of the opinion that the 44,965,724 shares of common stock of the Company being registered by the Company, when issued and delivered pursuant to this Registration Statement will be legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement.

Very truly yours,

Charles A. Koenig, Esq.

Dated August 7, 2003

                                             110
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Exhibit 10.1

LETTER OF INTENT AGREEMENT

        This Letter of Intent Agreement is made and entered into this 15th day of March 31, 2003, between Paul Miller Senior Trust, hereinafter referred to as PMST and Sunrise U.S.A Incorporated, hereinafter referred to as Sunrise.

         Whereas PMST is the owner of a certain water source, located at RR1, Box 205 J, in Spearfish, South Dakota, and whereas PMST wishes to sell spring water in bulk to Sunrise, and

         Whereas, Sunrise wishes to buy spring water, from the source, from PMST.

Now, therefore, for One dollar ($l.00), receipt of which is hereby acknowledged by PMST, and other valuable consideration, it is mutually agreed to enter into this Letter of Intent Agreement under the following basic conditions.

1.	This Letter of Intent is subject to the Sunrise's successful completion of achieving initial capitalization in the amount of $250,000.

2.	Upon performance of Sunrise of obtaining initial capitalization as described on number 1, above, the parties agree that this Letter of Intent shall be replaced by a mutually agreed upon contract to be entered by the parties on the first anniversary date of this agreement.

3.	Buyer/Seller. Under said contract, Sunrise shall buy the water and PMST shall sell the water at an initially agreed price of $0.05 per gallon. Other conditions will be established on a mutually agreed contract under common industry practices.

4. 	Exclusive Nature.    Water to Sunrise will be of exclusive nature until
the first 23 million gallons of water annually have been maximized. This maximization clause starts over automatically at each anniversary contract date. Before maximization, PMST may sell any surplus water not used to third parties, with the understanding that Sunrise demands for water will always take precedence as to the first twenty three million gallons of water.

5.-	Sunrise agrees that the exclusive nature also applies to the purchase of water exclusively from PMST until the first 23 million gallons of water annually have been maximized. This maximization clause starts over automatically at each anniversary's contract date. Before maximization, Sunrise agrees not to purchase water from any other source.

                                              111
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6.-	Lease of facilities. Building lease will be under terms and conditions mutually agreed between the parties. The parties recognize that a more formal agreement will be entered into setting forth in greater detail typical and usual to business agreements, including, that any improvements required by
Sunrise to start its operations shall be paid completely by Sunrise.   The
parties understand that this Letter of Intent is to express the basics of our business arrangements.

7.-	Commencement - Term - Continuity.  Sunrise or its affiliates must start purchasing water from Paul Miller no later than a year from execution of this Letter of Intent.

8.  	Time.  Time is of the essence of this agreement.

9.-	Inuring.  This agreement shall inure to the benefit of the  parties hereto, their heirs, successors and assigns.

10.- 	Entire   Agreement.   The parties hereto agree that this document
constitutes the present entire agreement, and any changes, additions or modifications shall be only valid when approved mutually and reduced to a written form and executed by both parties.

11.-	Governing  Law. This contract shall be governed by the laws of the state of South Dakota.

12.- 	Paragraphs.  The titles and captions contained herein are inserted for convenience only, and do not constitute a part or alter a part or meaning of this agreement. If any provision or combination contained in this agreement should be lawfully declared to be illegal or unenforceable, that provision or combination shall be inoperative and divisible from this agreement and shall not impair or have any effects upon the remaining parts, terms and conditions of this agreement.

13.-	Waiver. Either party shall not deem the waiver of any provision of this agreement, by either party a continuing waiver or waivers of any provision of this agreement. Waivers must be in writing.


AGREED AND ACCEPTED ON THE DATE FIRST WRITTEN ABOVE, THE PARTIES TO THIS AGREEMENT EXECUTE IT IN TWO COUNTERPARTS (BEING THE TWO ONE AND THE SAME).

   	BY: /s/ Paul Miller Sr. Trust


	(Signature)
	PAUL MILLER


	By: /s/ Sunrise U.S.A. Incorporated


	(signature)
	OMAR BARRIENTOS

                                              112
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Exhibit 99

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


In connection with the accompanying General Form for Registration of Securities. of Small Business Issuers of Sunrise U.S.A. Incorporated (the Company) on Form 10-SB filed with the Securities and Exchange Commission on the date hereof
(the Report), I, Omar Barrientos, President of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


By: /s/ Omar Barrientos
------------------------------
Omar Barrientos
President
Sunrise U.S.A. Incorporated
August ____, 2003

                                          113
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